Financial Statements etc.

(From April 1, 2022 to March 31, 2023)

Business Report

(	Fiscal year under review: April 1, 2022 to March 31, 2023)

1. Outlook of the Company

(1) Business Status for the Fiscal Year

　　① Progress and Results of the Business

During the fiscal year under review, the global economy continued to recover moderately amid the progress of normalization of economic activities based on the assumption of the new norm to coexist with COVID-19. However, due to reasons such as international instability caused by the prolonged conflict in Ukraine, the surge in resource and energy prices worldwide, continuous interest rate hikes, and the bankruptcy of financial institutions in the United States, the situation continued to be unstable.

In Japan, although affected by the seventh to eighth waves of COVID-19, there were signs of recovery due to the easing of restrictions on activities and the effects of various policies. On the other hand, the rapid depreciation of the yen due to the widening interest rate differential between Japan and the United States led to higher commodity prices, and the pace of recovery remained slow.

In the automobile industry, in which the Company operates, the impact of the shortage of in-vehicle semiconductors and the stagnant supply of parts continued, but there was a recovery trend from the same period of the previous fiscal year when we were compelled major production adjustments, and the global automobile production volume increased.

Within such business environment, the Company recorded net sales of 58,524 million yen (up 15.2% year-on-year), due to the effects of the depreciation of yen and the capture of demand in line with customer trends, in addition to the effects mentioned above.

In terms of profit and loss, although various cost increases associated with soaring raw materials and fuel costs and the depreciation of the yen were offset by price increases and cost reductions, operating income was 2,385 million yen (down 9.2% year-on-year), ordinary income was 2,755 million yen (down 9.9% year-on-year), and profit attributable to owners of parent was 1,808 million yen (down 6.3% year-on-year).

In the financial position, interest-bearing debt decreased by 1,911 million yen from the end of the previous fiscal year to 13,107 million yen. Shareholders’ equity was 36,091 million yen and shareholder’s equity ratio was 52.4%.

Our business results by segment for the fiscal year under review are as follows.

(A) Automotive Products Segment

In the automotive products segment, despite the continued impact of in-vehicle semiconductors shortage and stagnant supply of parts, global automobile production increased year-on-year, and with the effect of the depreciation of the yen and the capture of demand in line with customer trends, net sales amounted to 49,853 million yen, up 13.6% year-on-year.

(a) Piston Rings

Net sales increased 14.8% year-on- year to 29,611 million yen, mainly due to an increase in automobile production.

(b) Valve Seats

Net sales was 10,427 million yen (up 12.7% year-on-year), mainly due to an increase in automobile production.

(c) Other Automotive Products

Net sales for other automotive products was 9,814 million yen (up 11.0% year-on-year).

(B) Products for Marine Engine and Other Products Segment

Net sales in products for marine engine and other products segment was 2,241 million yen (down 4.9% year-on-year), due to a decrease in demand for products for industrial equipment, which temporarily increased in the previous fiscal year.

(C) Others

Net sales in other segments, including merchandise sales business, was 6,429 million yen (up 41.5% year-on-year), mainly due to the consolidation of Normeca Asia Co., Ltd.

(Note) “(C) Others” includes net sales 2,608 million yen as “bearing parts” and net sales 1,170 million yen as “RV-related products.”

　　② Status of Capital Expenditures

Capital expenditures totaled 3,058 million yen in the fiscal year under review.

　　③ Status of Funding

In the fiscal year under review, the Company repaid 2,633 million yen in long-term loans.

　　④ Status of Business Transfer, Absorption-type Split or Incorporation-type Split

Not applicable.

　　⑤ Status of Business Acquisitions of Other Companies

Not applicable.

　　⑥ Status of Succession of Rights and Obligations Related to the Business of Other Corporations, etc. Through Absorption-type Merger or Absorption-type split

Not applicable.

　　⑦ Status of Acquisition or Disposal of Shares, Other Equity Interests, Stock Acquisition Rights, etc. of Other Companies

Not applicable.

(2) Status of Assets, Profit and Loss

(Yen in millions unless otherwise stated)
Classification	124th (fiscal year ended March 2020)	125th (fiscal year ended March 2021)	126th (fiscal year ended March 2022)	127th (fiscal year under review) (fiscal year ended March 2023)
Net sales	54,881	45,276	50,783	58,524
Ordinary income	1,776	355	3,058	2,755
Profit Attributable to Owners of Parent	490	(813)	1,928	1,808
Basic earnings per share (yen) (Note)	59.96	(102.56)	250.40	232.90
Total assets	63,608	61,809	67,349	68,843
Net assets	31,289	30,267	35,099	38,117

(Note) The Company introduced the “Trust-Type Employee Shareholding Incentive Plan (E-Ship)” in November 2020.

The number of shares of common stock held by the “E-Ship Trust Account” is deducted from the average number of shares of common stock during the fiscal year under review, which is used to calculate basic earnings per share for the 125th fiscal year (fiscal year ended March 2021), 126th fiscal year (fiscal year ended March 2022) and 127th fiscal year (fiscal year ended March 2023).

(3) Status of Significant Subsidiaries

① Status of Significant Subsidiaries

Company name	Capital/ Investments in capital	Ownership ratio of voting rights	Main business
NPR Fukushima Works Co., Ltd.	1,612 million JPY	100%	Manufacture of automotive parts, etc.
NPR Iwate Co.,Ltd.	490 million JPY	100%	Manufacture of automotive parts, etc.
Noermeca Asia Co., Ltd.	99 million JPY	100%	Sales of disaster emergency medical products, etc.
NPR of America, Inc.	40 USD	100%	Manufacture and sales of automotive parts, etc.
SIAM NPR Co., Ltd.	95,000 thousand THB	100%	Manufacture and sales of automotive parts, etc.
NPR of Europe GmbH (Note 3)	2,500 thousand EUR	70%	Sales of automotive parts, etc.
PT.NT Piston Ring Indonesia	19,900 thousand USD	100%	Manufacture and sales of automotive parts, etc.
NPR Auto Parts Manufacturing (Yizheng) Co., Ltd.	140,049,000 CNY	100%	Manufacture and sales of automotive parts, etc.
NPR Singapore Pte. Ltd. (Note 4)	118 million yen	90%	Packaging and sales of automotive parts, etc.
PT.NPR Manufacturing Indonesia	13,000 thousand USD	100%	Manufacture and sales of automotive parts, etc.
NPR Auto Parts Manufacturing India Pvt. Ltd.	1,000 million INR	100%	Manufacture and sales of automotive parts, etc.
NPR ASIMCO Powdered Metals Manufacturing (Yizheng) Co., Ltd. (Note 5)	54,630,000CNY	50%	Manufacture of automotive parts, etc.

(Note) 1. Capital / Investments in capital is the amount as of March 31, 2023.

2. The Company’s ownership ratio of voting rights includes indirect ownership.

3. Daido Metal Co., Ltd. has contributed 30% of the capital / investments in capital of NPR of Europe GmbH’s capital.

4. Local individual shareholders have contributed 10% of the capital / investments in capital of NPR Singapore Pte. Ltd.

5. Yizheng Yaxinke Shuanghuan Piston Ring Co., Ltd. has contributed 50% of the capital / investments in capital of NPR ASIMCO Powdered Metals Manufacturing (Yizheng) Co., Ltd.

② Status of Specified Wholly owned Subsidiaries as of the Fiscal Year-end

Not applicable.

(4) Issues to be Addressed

The automotive industry is in the midst of a once-in-a-century transformation, and the environment in which the Company’s core engine parts business is located is expected to change drastically in the amid the popularization of EVs. We believe that the development of environmentally friendly engine parts is our mission as long as internal combustion engine vehicles continue to be the main vehicles in the world, even though environmental issues are attracting global attention. At the same time, we strongly recognize that it is necessary to actively expand into new business domains that capture global trends such as SDGs, ESG, and decarbonization, without being bound by internal combustion engine peripheral components.

Under these conditions, in fiscal year ending March 2024 is the final year of the Eighth Mid-term Management Plan, we will simultaneously strengthen the profitability of existing businesses, nurture and establish new business fields, and promote sustainability management based on the results of our efforts to date. In addition, in order to address management issues more effectively and efficiently with an eye to the future, we have been discussing and studying specific matters toward the management integration with Riken Corporation. We will strive to further enhance our corporate value by gaining the understanding of our shareholders and realizing synergies as a new group at an early stage.

■ Eighth Mid-term Management Plan (FY2021 - FY2023）

<Policy>

“Change as Chance” – Change brings opportunity –

<Targets (FY2023)>

(Management Target)

Net sales: 54 billion yen or more, operating income margin: 8% or more; percentage net sales from non-automobile engine sales: 15% or more

(Environmental Target)

CO2 emissions: -25% (compared to FY2013)

<Priority Measures>

(1) Build an overall optimized product manufacturing system

(2) Promote technical solution proposal-oriented sales through utilizing the core technologies and products

(3) Strengthen the development and creation of new products and business

(4) Conduct structural reforms of people and organizations (awareness reforms)

(5) Take a leap forward toward becoming a sustainable company

<Action Guidelines>

New Five S   Speed    Speed of responding to changes

Skill            Skill for planning and carrying out strategies

Science       Taking decisions scientifically based on data

Spirit           Enthusiasm to want to improve the organization

Safety         A safe and secure working environment and safety awareness

(5) Main Business (as of March 31, 2023)

The Company consists of 14 companies, including the Company and 13 subsidiaries, and manufactures and sells automobile-related products (piston rings, valve seats and other automobile-related products) and products for marine engine and other products, and engages in businesses related thereto.

Classification		Major products
Automobile-related products	Piston ring	Piston rings for automobiles, motorcycles and other various internal combustion engines
	Valve seat	Valve seats for automobiles, motorcycles and other various internal combustion engines
	Other automobile-related products	Composite camshafts, cast iron camshafts and cylinder liners
Products for marine engine and other products		Marine engine components, stationary engine components, and home appliance components
Others		Merchandise

(6) Significant Sales Offices and Production Bases (as of March 31, 2023)

　　① The Company’s Significant Sales Offices and Production Bases

Business site	Location
Head office	Saitama City, Saitama, Japan
Sales departments/offices	Tokyo (Saitama City, Saitama), Nagoya City (Aichi), Osaka City (Osaka), Hiroshima City (Hiroshima), Fukuoka City (Fukuoka), Sendai City (Miyagi)
Production Base	Nogi-machi, Shimotsuga-gun, Tochigi

　　② Subsidiaries

Name of subsidiary	Location
NPR Fukushima Works Co., Ltd.	Kawamata-machi, Date-gun, Fukushima
NPR Iwate Co., Ltd.	Ichinoseki City, Iwate
Normeca Asia Co., Ltd.	Koshigaya City, Saitama
NPR of America, Inc.	Bardstown, Kentucky, USA

SIAM NPR Co., Ltd.	Saraburi, Thailand
NPR of Europe GmbH	Korntal-Münchingen, Baden-Württemberg, Germany
PT.NT Piston Ring Indonesia	Karawang, Jawa Bratat, Indonesia
NPR Auto Parts Manufacturing (Yizheng) Co., Ltd.	Yizheng, Jiangsu, China
NPR Singapore Pte. Ltd.	Singapore
PT.NPR Manufacturing Indonesia	Pasuruan, Jawa Timur, Indonesia
E.A Associates Sdn. Bhd.	Subang Jaya, Selangor, Malaysia
NPR Auto Parts Manufacturing India Pvt. Ltd.	Kolar, Karnataka, India
NPR ASIMCO Powdered Metals Manufacturing (Yizheng) Co., Ltd.	Yizheng, Jiangsu, China

(7) Status of Employees (as of March 31, 2023)

　　① Status of Employees of the Company

Number of employees	Increase (Decrease) from the end of FY2021
3,036 people	+ 9 people

(Note) The above figures does not include temporary workers, etc.

　　② Status of Employees of the Company

Number of employees	Increase (Decrease) from end of FY2022	Average age	Average duration of service
656 people	- 22 people	42.3 years old	18.4 years

(Note) The above figures does not include temporary workers, etc.

(8) Status of Major Lenders (as of March 31, 2023)

Lenders	Amount borrowed (yen in millions)
SBI Shinsei Bank, Limited	3,223
MUFG Bank, Ltd.	1,048
Sumitomo Mitsui Banking Corporation	1,112
Saitama Resona Bank, Limited	1,787
Development Bank of Japan Inc.	680

(9) Other Significant Matters Regarding the Status of the Company

Not applicable.

2. Outlook of the Company

 (1) Status of Shares (as of March 31, 2023)

① Total number of shares authorized	19,545,000	shares
② Total number of shares issued	8,374,157	shares
③ Number of shareholders		10,540
④ Major shareholders

Name of shareholders	Number of shares (1,000 shares)	Percentage of shareholding (%)
The Master Trust Bank of Japan, Ltd. (Trust Account)	597	7.45
Nippon Piston Ring Employee Shareholding Association	283	3.53
Tokio Marine & Nichido Fire Insurance Co., Ltd.	267	3.33
Custody Bank of Japan, Ltd. (Trust account)	263	3.28
Asahi Mutual Life Insurance Company	259	3.23
The Nomura Trust and Banking Co., Ltd. (Nippon Piston Ring Employee Shareholding Association Trust Account)	225	2.82
Nippon Piston Ring Business Partners Shareholding Association	188	2.35
SBI Shinsei Bank, Limited	165	2.06
Mitsubishi UFJ Trust and Banking Corporation	148	1.85
INTERACTIVE BROKERS LLC	124	1.56

(Note) 1. The shareholding ratio is calculated after deducting the number of shares of treasury stock (358,000 shares) and is rounded to the third decimal place.

2. 358,028 shares of treasury stock does not include the 225,700 shares of the Company owned by The Nomura Trust and Banking Co., Ltd. (Nippon Piston Ring Employee Shareholding Association Trust Account).

⑤ Status of shares delivered to officers of the Company as remuneration for the execution of duties during the fiscal year under review

The details of the share-based remuneration delivered during the fiscal year under review are as follows.

Position	Number of shares	Number of officers to whom shares were issued
Directors (excluding Directors who are Audit & Supervisory Committee Members and Outside Directors)	11,050 shares	Five (5) people

(2) Status of Stock Acquisition Rights

Status of stock acquisition rights issued to and held by officers of the Company as remuneration for the execution of duties (as of March 31, 2023)

Name of stock acquisition rights (Date of issuance resolution)	Number of holders of stock acquisition rights	Number of stock acquisition rights	Class and number of shares to be issued or transferred upon exercise of stock acquisition rights	Amount to be paid in for stock acquisition rights (per share)	Amount of assets to be contributed upon exercise of stock acquisition rights (per share)	Exercise period
1st stock acquisition rights (June 27, 2008)	One (1) Director of the Company	18	1,800 common shares	1,450 yen	1 yen	August 1, 2008 to July 31, 2033
2nd stock acquisition rights (June 27, 2013)	Three (3) Directors of the Company	38	3,800 common shares	1,460 yen	1 yen	August 1, 2013to July 31, 2038
3rd stock acquisition rights (June 27, 2014)	Three (3) Directors of the Company	34	3,400 common shares	2,040 yen	1 yen	August 1, 2014 to July 31, 2039
4th stock acquisition rights (June 25, 2015)	Three (3) Directors of the Company	35	3,500 common shares	1,900 yen	1 yen	August 1, 2015 to July 31, 2040

5th stock acquisition rights (June 29, 2016)	Four (4) Directors of the Company	80	8,000 common shares	1,203 yen	1 yen	July 30, 2016 to July 29, 2041
6th stock acquisition rights (June 29, 2017)	Four (4) Directors of the Company	56	5,600 common shares	1,885 yen	1 yen	August 1, 2017 to July 31, 2042
7th stock acquisition rights (June 27, 2018)	Four (4) Directors of the Company	64	6,400 common shares	1,927 yen	1 yen	August 1, 2018 to July 31, 2043
8th stock acquisition rights (June 26, 2019)	Four (4) Directors of the Company	112	11,200 common shares	1,175 yen	1 yen	August 1, 2019 to July 31, 2044

Note) 1. Directors does not include Directors who are Audit & Supervisory Committee Members or Outside Directors.

2. The conditions to exercise the stock acquisition rights are as follows.

① A holder of stock acquisition rights may exercise his/her stock acquisition rights for a limited period of 10 days from the day following the date on which he/she loses his/her position as a Director of the Company.

② In the event that the holder of stock acquisition rights passes away, his/her heir may exercise his/her stock acquisition rights. The conditions for the exercise of stock acquisition rights by the heir shall be as set forth in the agreement of ③ below.

③ Other conditions shall be stipulated in the “Agreement on Allotment of Stock Acquisition Rights” to be entered into between the Company and the holders of stock acquisition rights based on the resolution of the Board of Directors.

(3) Status of Officers

① Status of Directors (as of March 31, 2023)

Position	Name	Area of responsibility or status of significant concurrent positions
Director and President (Representative Director)	Teruo Takahashi	Internal Auditors Office
Representative Director	Yuji Sakamoto	In charge of Production Control Department, Global Procurement Department and Tochigi Plant, Director and Chairman at NPR Singapore Pte. Ltd., and Director at NPR of Europe GmbH
Director	Masaaki Fujita	In charge of Corporate Planning Department, Accounting and Finance Department and Related Operations Control Businesses Department, Komisaris at PT. NT Piston Ring Indonesia, Komisaris at PT. NPR Manufacturing Indonesia, and President at NPR of America, Inc.
Director	Zhongliang Yang	In charge of Production Engineering Department I, Production Engineering Department II and Production Engineering Department III, President at NPR Iwate Co., Ltd., President at NPR Fukushima Works Co., Ltd., Director at NPR Auto Parts Manufacturing (Yizheng) Co., Ltd., Chairman and President at NPR ASIMCO Powdered Metals Manufacturing (Yizheng) Co., Ltd., and Director at NPR of America, Inc.
Director	Nobuyasu Nara	In charge of Corporate Management Department, General Affairs Department, Information System Department and Safety and Health Promotion Department, Director at NPR Iwate Co., Ltd., Director at NPR Fukushima Works Co., Ltd., and Director and Chairman at SIAM NPR Co., Ltd.
Director	Hiromi Nakazawa	Directors Who Are Audit & Supervisory from outside the Company at RICOH LEASING COMPANY, LTD.
Director who is a full-time Audit & Supervisory Committee Member	Hiroto Koeba	Audit & Supervisory Board Member at NPR Iwate Co., Ltd., Audit & Supervisory Board Member at NPR Fukushima Works Co., Ltd., and Audit & Supervisory Board Member at Noermeca Asia Co., Ltd.
Director who is an Audit & Supervisory Committee Member	Hiroki Kimura	President and Representative Director at Asahi Mutual Life Insurance Company, Councilor at The Institute of Medical Science, Asahi Life Foundation, Audit & Supervisory Board Member (Outside) at The Yokohama Rubber Co., Ltd., and Audit & Supervisory Board Member (External) at Zeon Corporation

Director who is an Audit & Supervisory Committee Member	Yoshihide Hino	Partner at Tokyo Hatchobori Law Office

(Notes)	1. Among the Directors, Ms. Hiromi Nakazawa, Mr. Hiroki Kimura and Mr. Yoshihide Hino are Outside Directors. The Company has reported Ms. Hiromi Nakazawa, Mr. Hiroki Kimura and Mr. Yoshihide Hino as independent directors who does not have conflicts of interest with shareholders and investors, in accordance with the rules of Tokyo Stock Exchange, Inc.

2. The Company has appointed Mr. Hiroto Koeba as Full-time Audit & Supervisory Committee Member. The reasons for the selection is to enhance the effectiveness of the activities of the Audit & Supervisory Committee by establishing an auditing environment and sharing information among all Audit & Supervisory Committee Members obtained through attending important meetings, regular hearing of business reports from business execution departments, as well as collaborations with the Accounting Auditor and the Internal Audit Department, etc.

3. The Audit & Supervisory Committee Members’ knowledge of finance and accounting is as follows.

Mr. Hiroto Koeba, Full-time Audit & Supervisory Committee Member, has many years of experience in the Accounting and Finance Department of the Company and has considerable knowledge of finance and accounting.

Mr. Hiroki Kimura, Outside Audit & Supervisory Committee Member, has extensive experience in overall management in the life insurance industry and has considerable knowledge of finance and accounting.

② Overview of the Limited Liability Agreement

The Company has entered into an agreement with the respective Outside Directors (including Directors who are Audit & Supervisory Committee Members) in accordance with Article 427, Paragraph 1 of the Companies Act to limit his/her liability pursuant to Article 423, Paragraph 1 of the Companies Act. The maximum amount of liability pursuant to the agreement is the amount stipulated by laws and regulations.

③ Overview of the Directors and Officers Liability Insurance Policy

The Company has entered into a directors and officers liability insurance policy as defined under Article 430-3, Paragraph 1 of the Companies Act, to ensure that the legally liable damages and associated litigation cost incurred by the insured person in the event of a claim for damages made against the insured person during the insurance period due to acts performed by him/her based on his/her position will be indemnified under such insurance policy. However, the Company takes measures to ensure that the appropriateness of the execution of duties by Directors and officers is not impaired by exempting compensation for damages caused by criminal acts such as bribery or intentional violations. In addition, there is a provision for an exemption amount in the insurance contract and damages up to the exemption amount are not covered.

The insured persons under the directors and officers’ liability insurance policy are Directors of the Company and its subsidiaries (including Outside Directors and Directors who are Outside Audit & Supervisory Committee Members), Audit & Supervisory Board Members, Executive Officers, important employees (such as managers appointed by the Board of Directors), retiring officers, and the Company pays the full amount of the insurance premium for all insured persons.

④ Policy for Determining the Details of Remuneration for Individual Directors

(a) Method for Determining the Policy for Determining the Amount of Remuneration for Directors

As for the basic policy for determining the amount of remuneration for Directors of the Company, Directors (excluding Directors who are Audit & Supervisory Committee Members) and Directors who are Audit & Supervisory Committee Members are distinguished, and the policy for determining the remuneration of Directors (excluding Directors who are Audit & Supervisory Committee Members) is determined upon the resolution of the Board of Directors based on the deliberations and reports of Nomination and Remuneration Advisory Committee, and the policy for determining the remuneration of Directors who are Audit & Supervisory Committee Members is determined by discussion of the Audit & Supervisory Committee.

(b) Basic Policy for Determining the Amount of Remuneration for Directors

The remuneration of the Company’s Directors is appropriate for attracting and maintaining excellent human resources who practice the realization of the Company’s Corporate philosophy and are arousing their motivation to thoroughly fulfill their expected roles in the sustainable enhancement of corporate and shareholder value. Specifically, remuneration for Directors responsible for business execution consists of basic remuneration, performance-based remuneration, and share-based remuneration. Remuneration for Directors who are Audit & Supervisory Committee Members and Outside Directors responsible for supervisory functions consists of basic remuneration only.

In order to fulfill the accountability to shareholders and other stakeholders with regard to the content of remuneration for Directors, the Company ensures rationality, objectivity, and transparency in both the content of remuneration and the decision-making process.

(c) Remuneration Structure for Directors (excluding Directors who are Audit & Supervisory Committee Members and Outside Directors)

The remuneration for Directors (excluding Directors who are Audit & Supervisory Committee Members and Outside Directors) consists of basic remuneration, which is a fixed remuneration, and performance-based remuneration and share-based remuneration, which fluctuate depending on business performance. The ratio of basic remuneration, performance-based remuneration and share-based remuneration is approximately 7:2:1.

ⅰ. Basic Remuneration

Basic remuneration is a monetary fixed remuneration paid on a monthly basis. The amount of basic remuneration shall be determined according to the position, responsibility, and other factors, and shall be reviewed as appropriate and based on deliberations and reports by the Remuneration Advisory Committee in consideration of performance, remuneration packages at other companies, social conditions, etc.

ⅱ. Performance-based Remuneration

　　・Details of the Performance Indicator and the Reasons for Their Selection

In order to realize sustainable enhancement of corporate value, the Company strives to improve growth potential and efficiency, and for performance-based remuneration for Directors (excluding Directors who are Audit & Supervisory Committee Members and Outside Directors), ordinary income (consolidated) is used as an indicator taking into account the characteristics of the Company’s business.

　　・Method for Calculating the Amount or Number of Performance-based Remuneration

The Company introduced performance-based remuneration into monetary remuneration for Directors (excluding Directors who are Audit & Supervisory Committee Members and Outside Directors). Performance-based remuneration under monetary remuneration is paid at a certain time every year, up to a maximum of 100 million yen, calculated using the consolidated ordinary income of each fiscal year as an indicator in order to raise awareness of performance improvement, and based on points corresponding to each Director’s position based on the following formula determined by the Board of Directors. The reason for using consolidated ordinary income as an indicator is based on the judgment that non-operating profits and losses, such as interest costs and incomes and foreign exchange profits and losses, for which risk control should be carried out in the course of management, should also be taken into consideration.

Changes in ordinary income (consolidated) including the fiscal year under review are as described in “(2) Status of Assets, Profit and Loss,” under “1. Status of the Company” and the payment month is June.

Method of Calculation for Performance-based Remuneration

　Consolidated ordinary income (rounded down to the nearest million yen) × 1.2% = a (rounded down to the nearest million yen)

a × each Director’s points / Total points of Directors

　Number and points of Directors by position

Position	Number of persons	Points	Total points
Representative Director and President	1	100	100
Representative Director and Executive Vice President	0	82	0
Representative Director and Senior Managing Executive Officer	1	77	77
Director and Managing Executive Officer	3	68	204
Total	5	-	381

(Notes) The above figures are calculated based on the number of Directors as of March 31 2023.

(Other Considerations)

・Directors are executive officers as stipulated in Article 34, Paragraph 1, Item 3 of the Corporation Tax Act.

・The consolidated ordinary income (“indicators on profits” as stipulated in Article 34, Paragraph 1, Item 3 (a) of the Corporation Tax Act) used in the above formula is the consolidated ordinary income before performance-based remuneration is recorded as expenses.

・The “defined amount” as stipulated in Article 34, Paragraph 1, Item 3 (a) (1) of the Corporation Tax Act is limited to 100 million yen.

・The difference due to the rounding of individual payments is deducted from the amount paid to the Representative Director and President.

・In the event that a Director leaves office during the period of execution of his/her duties due to unavoidable circumstances, remuneration is paid based on the number of months the Director has been enrolled in during the period of execution of his/her duties (rounded up to one month).

ⅲ. Non-monetary Renumeration

For the purpose of providing an incentive to further share value with shareholders and to improve medium- to long-term business performance by having Directors who are responsible for business execution acquire and hold a certain amount of shares during their term, the Company grants such Directors restricted stocks with a transfer restriction period of 25 years at a certain time each year. The number of shares to be granted is determined based on the position, responsibilities, share price, and other factors.

(d) Reasons for the Board of Directors to Determine that the Contents of the Remuneration for Individual Directors are in Line with the Policy

In determining the content of the remuneration, etc. for individual Directors, the Nomination and Remuneration Advisory Committee, which the majority of its members are comprised of Outside Directors, examines the draft from various angles, including the consistency with the decision policy. The Board of Directors also thoroughly considers the draft to be in line with the decision policy based on the report of the Advisory Committee.

⑤ Matters Related to Resolutions of the General Meeting of Shareholders with Respect to Remuneration for Directors

At the 127th Annual General Meeting of Shareholders held on June 24, 2021, the remuneration ceiling for Directors (excluding Directors who are Audit & Supervisory Committee Members) was approved at “not more than 280 million yen per annum (including officers’ bonuses)” (of which, the portion for Outside Directors is within 30 million yen per annum), and the remuneration ceiling for Directors who are Audit & Supervisory Committee Members was approved at not more than 53 million yen per annum.

However, the amount of remuneration for Directors (excluding Directors who are Audit & Supervisory Committee Members) does not include salaries as employees of Directors who concurrently serve as employees.

In addition, at said Annual General Meeting of Shareholders, it has been separately approved that transfer restricted share-based remuneration be introduced for Directors (excluding Directors who are Audit & Supervisory Committee Members and Outside Directors) and that the ceiling of monetary claims thereto is 70 million yen or less per year.

There were six (6) Directors (excluding Directors who are Audit & Supervisory Committee Members) at the conclusion of the said General Meeting of Shareholders (including one (1) Outside Director) and three (3) Directors who are Audit & Supervisory Committee Members (including two (2) Outside Directors).

⑥ Amount of Remuneration for Directors

Category of officer	Total amount of remuneration (million yen)	Total amount of remuneration by type of remuneration (million yen)			Number of eligible officers
		Basic renumeration	Performance-based remuneration	Non-monetary remuneration
Directors (excluding Directors who are Audit & Supervisory Committee Members) (of which Outside Directors)	157 (7)	110 (7)	33 (N/A)	14 (N/A)	6 (1)
Directors who are Audit & Supervisory Committee Members (of which Outside Directors)	30 (12)	30 (12)	N/A (N/A)	N/A (N/A)	3 (2)
Total	187	140	33	14	9

(Note) 1. The amount of remuneration for Directors (excluding Directors who are Audit & Supervisory Committee Members) does not include salaries as employees of Directors who concurrently serve as employees.

⑦ Matters Related to Outside Officers

(a) Significant Concurrent Positions of the Outside Officers and Relationship with the Company

Name	Significant concurrent positions	Relationship with the Company and the companies where Outside Officers hold a significant concurrent position
Outside Director Hiromi Nakazawa	Directors Who Are Audit & Supervisory from outside the Company at RICOH LEASING COMPANY, LTD.	There are no significant transactions or other relationships with the company where Ms. Hiromi Nakazawa holds a significant concurrent position.
Outside Director (Audit & Supervisory Committee Member) Hiroki Kimura

President and Representative Director, Asahi Mutual Life Insurance Company

Councilor at The Institute of Medical Science, Asahi Life Foundation,

Audit & Supervisory Board Member (Outside), The Yokohama Rubber Co., Ltd.

Audit & Supervisory Board Member (External), Zeon Corporation

Asahi Mutual Life Insurance Company holds 259,000 shares of the Company.

There are no significant transactions or other relationships with the other companies where Mr. Hiroki Kimura holds a significant concurrent position.

Outside Director (Audit & Supervisory Committee Member) Yoshihide Hino	Partner, Tokyo Hatchobori Law Office	There are no significant transactions or other relationships with the company where Mr. Yoshihide Hino holds a significant concurrent position.

(b) Major Activities for the Fiscal Year Under Review

Name	Major activities
Outside Director Hiromi Nakazawa	She attended all 14 meetings of the Board of Directors held during the fiscal year under review. From the viewpoint of an accounting expert, she has provided advice and opinions as appropriate to ensure the appropriateness and reasonableness of decision-making by the Board of Directors. In addition to the above, she served as a member of the Nomination and Remuneration Advisory Committee of the Company and attended all meetings held in the fiscal year under review. By expressing opinions from an independent and objective standpoint, she played an important role in deliberating on the nomination of and remuneration for Directors and other officers and reporting it to the Board of Directors.
Outside Director (Audit & Supervisory Committee Member) Hiroki Kimura	He attended 13 meetings out of all 14 meetings of the Board of Directors and all 12 meetings of the Audit & Supervisory Committee held in the fiscal year under review. From the viewpoint of a company manager, he has expressed his opinions as appropriate to ensure the appropriateness of business operations. In addition to the above, he served as a member of the Nomination and Remuneration Advisory Committee of the Company and attended all meetings held in the fiscal year under review. By expressing opinions from an independent and objective standpoint, he played an important role in deliberating on the nomination of and remuneration for Directors and other officers and reporting it to the Board of Directors.
Outside Director (Audit & Supervisory Committee Member) Yoshihide Hino	He attended all 14 meetings of the Board of Directors and all 12 meetings of the Audit & Supervisory Committee held during the fiscal year under review. He expressed opinions as appropriate to ensure the adequacy of business operations mainly from a legal point of view. In addition to the above, he served as a member of the Nomination and Remuneration Advisory Committee of the Company and attended all meetings held in the fiscal year under review. By expressing opinions from an independent and objective standpoint, he played an important role in deliberating on the nomination of and remuneration for Directors and other officers and reporting it to the Board of Directors.

(4) Status of Accounting Auditor

　　① Name of Accounting Auditor Ernst & Young ShinNihon LLC

　　② Compensation to Accounting Auditor

Amount paid (million yen)
Compensation to Accounting Auditor for the fiscal year under review	55
Total amount of cash and other property benefits payable by the Company and its subsidiaries	61

(Notes) 1. The Audit & Supervisory Committee closely examined the Accounting Auditor’s audit plan (the number of audit days, the number of auditors, the verification and evaluation of performance against the audit plan for the previous fiscal year, the appropriateness of the performance of audits by the Accounting Auditor, basis for calculating the estimated compensation and others) for which explanation was received from the Accounting Auditor and changes in the compensations to accounting auditors, and thereupon decided that the amount of compensation to the Accounting Auditor is appropriate and agreed thereto pursuant to Article 399, Paragraph 1 of the Companies Act.

2. The Company’s significant overseas subsidiaries are audited by certified public accountants or audit firms other than the Company’s Accounting Auditor.

3. The audit agreement between the Accounting Auditor and the Company does not distinguish between the compensation for auditing services under the Financial Instruments and Exchange Act and the Companies Act, as it is practically impossible to distinguish them. Therefore, the amount of remuneration to be paid to the Accounting Auditor is the aggregate amount of the aforementioned remunerations.

　　③ Details of Non-audit Services Provided by the Accounting Auditor

Not applicable.

④ Policy Regarding Decisions on the Dismissal or Non-reappointment of the Accounting Auditor

If the Board of Directors determines that a situation has arisen in which the Accounting Auditor is materially impairing the Company’s auditing services, the Board of Directors will propose the dismissal or non-reappointment of the Accounting Auditor at a general meeting of shareholders with the consent of the Audit & Supervisory Committee Members or at the request of the Audit & Supervisory Committee as described below. If the Audit & Supervisory Committee determines that a situation has arisen in which the Accounting Auditor is materially impairing the Company’s auditing services, it will request the Board of Directors to submit a proposal for the dismissal or non-reappointment of the Accounting Auditor at a general meeting of shareholders. In the event that the Accounting Auditor is determined to fall under any of the items of Article 340, Paragraph 1 of the Companies Act, the Audit & Supervisory Committee will dismiss the Accounting Auditor upon the unanimous consent of the Audit & Supervisory Committee Members after discussing within the Audit & Supervisory Committee.

In this case, the Audit Supervisory Committee Member chosen by the Audit Committee will report the dismissal of the Accounting Auditor and the reasons thereof at the first general meeting of shareholders convened after the dismissal.

⑤ Description on Limited Liability Agreement

Not applicable

〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰

Figures reported in the Business Report are rounded down to the nearest unit, except for the ratios stated in “① Progress and Results of the Business” under “(1) Business Status for the Fiscal Year” under “1. Outlook of the Company” and “④ Major shareholders” under “Status of Shares” under “2. Outlook of the Company.”

Consolidated Balance Sheets

(As of March 31, 2023)

(Unit: million yen)

Item	Amount	Item	Amount
(Assets)		(Liabilities)
Current assets	32,654	Current liabilities	22,416
Cash and deposits	5,606	Notes and accounts payable-trade	3,725
Notes receivable-trade, accounts receivable-trade, and contract assets	11,719	Electronically recorded obligations	4,326
Merchandise and products	7,614	Short-term loans payable	5,940
Work in progress	2,612	Current portion of long-term loans payable	2,720
Raw materials and supplies	3,078	Lease liabilities	142
Other	2,048	Accrued Income taxes	380
Allowance for doubtful accounts	(24)	Notes payable-equipments	116
Fixed assets	36,188	Non-operating electronically recorded obligations	1,034
Property, plant, and equipments	28,382	Other	4,029
Buildings and structures	7,351	Fixed liabilities	8,309
Machinery and transport equipments	13,715	Long-term loans payable	3,939
Land	5,784	Lease liabilities	364
Construction in progress	723	Deferred tax liabilities	1,034
Other	807	Defined benefit plan liabilities	2,819
Intangible fixed assets	930	Other	151
Goodwill	231	Total liabilities	30,725
Other	698	(Net Assets)
Investment and other assets	6,875	Shareholders’ equity	31,417
Investment securities	5,198	Capital stock	9,839
Defined benefit plan assets	1,408	Capital surplus	6,080
Deferred tax assets	95	Retained earnings	16,265
Other	175	Treasury shares	(767)
Allowance for doubtful accounts	(2)	Accumulated other comprehensive income	4,673
		Other securities valuation differences	2,743
		Foreign currency translation adjustment	3,060
		Accumulated remeasurements of defined benefit plan	(1,130)
		Share options	67
		Non-controlling interests	1,958
		Total net assets	38,117
Total assets	68,843	Total liabilities and net assets	68,843

(Note) Stated amounts are rounded down to the nearest million yen.

Consolidated Profit and Loss Statement

(From April 1, 2022 to March 31, 2023)

(Unit: million yen)

Item	Amount
Net sales	58,524
Cost of sales	46,271
Gross profit	12,252
Selling, general, and administrative expenses	9,867
Operating profit	2,385
Non-operating revenue	607
Interest income	12
Dividend income	156
Foreign exchange gains	80
Subsidy income	64
Government grant income	85
Gain on sale of scrap	88
Other	120
Non-operating expenses	237
Interest payable	93
Loss on disposal of fixed assets	9
Commitment fees	10
Depreciation of assets for rent	32
Other	91
Ordinary profit	2,755
Extraordinary profit	104
Gain on sale of investment securities	104
Extraordinary loss	35
Impairment loss	35
Profit before tax	2,824
Income taxes-current	898
Income taxes-deferred	30
Profit	1,895
Profit attributable to non-controlling interests	87
Profit attributable to owners of parent	1,808

(Note) Stated amounts are rounded down to the nearest million yen.

Consolidated Statement of Changes in Net Assets

(From April 1, 2022 to March 31, 2023)

(Unit: million yen)

	Shareholders’ Equity
	Capital Stock	Capital Surplus	Retained Earnings	Treasury Shares	Total Shareholders’ Equity
Balance at beginning of period	9,839	6,080	14,885	(835)	29,969
Cumulative effect of changes in accounting policies			136		136
Balance at beginning of period reflecting changes to accounting policies	9,839	6,080	15,021	(835)	30,105
Changes of items during period
Dividends of surplus			(560)		(560)
Profit attributable to owners of parent			1,808		1,808
Acquisition of treasury shares				(0)	(0)
Disposal of treasury shares		(4)		68	64
Transfer of loss on disposal of treasury shares		4	(4)		－
Changes of items other than shareholders’ equity (net)
Total changes of items during period	－	－	1,243	68	1,312
Balance at end of period	9,839	6,080	16,265	(767)	31,417

	Accumulated Other Comprehensive Income				Share Options	Non-Controlling Interests	Total Net Assets
	Other Securities Valuation Differences	Foreign Currency Translation Adjustment	Accumulated Remeasurements of Defined Benefits Plan	Total Accumulated Other Comprehensive Income
Balance at beginning of period	3,351	838	(1,018)	3,171	67	1,798	35,006
Cumulative effect of changes to accounting policies		8	(52)	(43)			92
Balance at beginning of period reflecting changes to accounting policies	3,351	846	(1,070)	3,127	67	1,798	35,099
Changes of items during period
Dividends of surplus							(560)
Profit attributable to owners of parent							1,808
Acquisition of treasury shares							(0)
Disposal of treasury shares							64
Transfer of loss on disposal of treasury shares							－
Changes of items other than shareholders’ equity (net)	(607)	2,213	(60)	1,545	－	160	1,705

Total changes of items during the period	(607)	2,213	(60)	1,545	－	160	3,018
Balance at end of period	2,743	3,060	(1,130)	4,673	67	1,958	38,117

(Note) Stated amounts are rounded down to the nearest million yen.

Non-Consolidated Balance Sheets

(As of March 31, 2023)

(Unit: million yen)

Item	Amount	Item	Amount
(Assets)		(Liabilities)
Current assets	17,013	Current liabilities	18,740
Cash and deposits	407	Notes payable-trade	93
Notes receivable-trade	1,428	Electronically recorded obligations	2,391
Accounts receivable-trade	7,848	Accounts payable-trade	6,538
Merchandise and products	1,582	Short-term loans payable	4,770
Work in progress	1,154	Current portion of long-term loans payable	2,560
Raw materials and supplies	586	Lease liabilities	62
Prepaid expenses	85	Accounts payable-other	252
Advance payments	23	Accrued expenses	1,085
Short-term loans to related companies	2,629	Advances received	4
Accounts receivable-other	1,004	Accrued income taxes	171
Other	262	Deposits	287
Fixed assets	39,107	Notes payable-equipment	52
Property, plant, and equipment	13,706	Non-operating electronically recorded obligations	469
Buildings	3,564	Fixed liabilities	5,099
Structures	125	Long-term loans payable	3,699
Machinery and equipment	5,768	Lease liabilities	172
Vehicles and transport equipment	4	Deferred tax liabilities	1,163
Tools, instruments, and furnishings	243	Other	63
Land	3,764	Total liabilities	23,839
Construction in progress	235	(Net assets)
Intangible fixed assets	186	Shareholders’ equity	29,470
Software	181	Capital stock	9,839
Other	4	Capital surplus	5,810
Investment and other assets	25,215	Capital reserves	5,810
Investment securities	5,198	Retained earnings	14,587
Related company shares	16,276	Other retained earnings	14,587
Capital contributions	1	Reserve for reduction entry of fixed assets	6
Capital contributions to related companies	2,536	Special reserve	1,600
Long-term loans to related companies	260	Retained earnings brought forward	12,981
Prepaid pension expenses	822	Treasury shares	(767)
Other	121	Valuation and translation differences	2,743
Allowance for doubtful accounts	(2)	Other securities valuation differences	2,743
		Share options	67
		Total net assets	32,280
Total assets	56,120	Total liabilities and net assets	56,120

(Note) Stated amounts are rounded down to the nearest million yen.

Non-Consolidated Profit and Loss Statement

(From April 1, 2022 to March 31, 2023)

(Unit: million yen)

Item	Amount
Net sales	34,945
Cost of sales	28,755
Gross profit	6,190
Selling, general, and administrative expenses	5,906
Operating profit	283
Non-operating revenue	1,796
Interest income	22
Dividend income	1,508
Rent income	37
Foreign exchange gains	152
Other	75
Non-operating expenses	209
Interest payable	94
Loss on disposal of fixed assets	7
Depreciation of assets for rent	32
Other	75
Ordinary profit	1,870
Extraordinary profit	104
Gains on sale of investment securities	104
Profit before tax	1,974
Income taxes-current	342
Income taxes-deferred	(57)
Profit	1,689

(Note) Stated amounts are rounded down to the nearest million yen.

Non-Consolidated Statement of Changes in Net Assets

(From April 1, 2022 to March 31, 2023

(Unit: million yen)

	Shareholders’ Equity
	Capital Stock	Capital Surplus			Retained Earnings
		Capital Reserves	Other Capital Surplus	Total Capital Surplus	Other Retained Earnings			Total Retained Earnings
					Reserve for Reduction Entry of Fixed Assets	Special Reserve	Retained Earnings Brought Forward
Balance at beginning of period	9,839	5,810	－	5,810	6	1,600	11,855	13,461
Changes of items during period
Reversal of reserve for reduction entry of fixed assets					(0)		0	－
Dividends of surplus							(560)	(560)
Profit							1,689	1,689
Acquisition of treasury shares
Disposal of treasury shares			(4)	(4)				－
Transfer of loss on disposal of treasury shares			4	4			(4)	(4)
Changes of items other than shareholders’ equity (net)
Total changes of items during period	－	－	－	－	(0)	－	1,126	1,125
Balance at end of period	9,839	5,810	－	5,810	6	1,600	12,981	14,587

	Shareholders’ Equity		Valuation and Translation Differences		Share Options	Total Net Assets
	Treasury Shares	Total Shareholders’ Equity	Other Securities Valuation Differences	Total Valuation and Translation Differences
Balance at beginning of period	(835)	28,276	3,351	3,351	67	31,694
Changes of items during period
Reversal of reserve for reduction entry of fixed assets						－
Dividends of surplus		(560)				(560)
Profit		1,689				1,689
Acquisition of treasury shares	(0)	(0)				(0)
Disposal of treasury shares	68	64				64
Transfer of loss on disposal of treasury shares						－
Changes of items other than shareholders’ equity (net)			(607)	(607)		(607)
Total changes of items during period	68	1,193	(607)	(607)	－	586
Balance at end of period	(767)	29,470	2,743	2,743	67	32,280

(Note) Stated amounts are rounded down to the nearest million yen.

Accounting Audit Report on Consolidated Financial Statements

Independent Auditor’s Report

(English Translation*)

May 17, 2023

To the Board of Directors of Nippon Piston Ring Co., Ltd.

Ernst & Young ShinNihon LLC

Tokyo Head Office

Designated
Limited

Liability Partner                      CPA           Yuji Mukaide

Engagement
Partner

Designated
Limited Liability
Partner                                 CPA           Masaki Yoshioka

Engagement
Partner

Opinion

We have audited, pursuant to Article 444, Paragraph 4 of the Companies Act of Japan, the accompanying consolidated financial statements, which comprise the consolidated balance sheet, the consolidated statement of profit and loss, the consolidated statements of changes in net assets and the notes to consolidated financial statements, of Nippon Piston Ring Co., Ltd. (the “Company”) for the fiscal year from April 1, 2022 to March 31, 2023.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and the financial performance of the Company and its consolidated subsidiaries for the period covered by the consolidated financial statements in accordance with the accounting principles generally accepted in Japan.

Basis for the Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company and its consolidated subsidiaries in accordance with the relevant professional ethical requirements in Japan, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

The other information comprises the Business Report and its accompanying supplementary schedules. Management is responsible for the preparation and disclosure of the other information and the Audit & Supervisory Committee is responsible for overseeing the Directors’ execution of duties relating to the design and operation of the reporting process of the other information.

Our opinion on the consolidated financial statements does not cover the descriptions in other information and we do not express any form of opinion thereon.

Our responsibility in connection with our audit of the consolidated financial statements is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements, or our knowledge obtained in the course of the audit or otherwise pay close attention to appearances of material misstatements.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of Management and the Audit & Supervisory Committee for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with the auditing standards generally accepted in Japan, and for the design and operation of such internal control as management determines is necessary to enable the preparation and fair presentation of the consolidated financial statements that are free from material misstatements, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the appropriateness of use of the going concern basis of accounting and disclosing, as applicable, matters related to going concern in accordance with the auditing standards generally accepted in Japan.

The Audit & Supervisory Committee is responsible for overseeing the performance of duties of the Directors in the design and operation of the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our responsibilities are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatements, whether due to fraud or error, and to issue an opinion in a report from an independent standpoint. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•    Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•    Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances when assessing the risks, while the purpose of the consolidated financial statements audit is not to express an opinion on the effectiveness of the Company’s internal control.

•    Evaluate the appropriateness of accounting policies and their applications which management adopted, and the reasonableness of the accounting estimates and the appropriateness of the related disclosures made by management.

•    Conclude on the appropriateness of management’s use of the going concern basis of accounting in preparing the consolidated financial statements and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists with respect to the going concern basis, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•    Assess whether the presentation of the consolidated financial statements and the related disclosures therein are prepared in accordance with the auditing standards generally accepted in Japan, as well as whether the presentations, compositions, and contents of the consolidated financial statements and related disclosures therein properly present the transactions and accounting events on which the consolidated financial statements are based.

•    Obtain sufficient and appropriate audit evidence about the financial information of the Company and its consolidated subsidiaries to express an opinion on the consolidated financial statements. The auditor is responsible for the direction, supervision, and implementation of the audit of the consolidated financial statements. The auditor is solely responsible for the audit opinion.

We communicate with the Audit & Supervisory Committee regarding, among other matters required by the auditing standards, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Audit & Supervisory Committee with a statement that we have complied with relevant professional ethical requirements in Japan regarding independence and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards in order to remove or reduce the risk of matters which may deteriorate our independence.

Interests required to be disclosed by the Certified Public Accountants Act of Japan

Our firm and its designated engagement partners do not have any interest in the Company and its consolidated subsidiaries that is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

* Notes to the Readers of Independent Auditor’s Report This is an English translation of the Independent Auditor’s Report as required by the Companies Act of Japan for the conveniences of the readers.

Accounting Audit Report on Non-consolidated Financial Statements

Independent Auditor’s Report

(English Translation*)

May 7, 2023

To the Board of Directors of Nippon Piston Ring Co., Ltd.

Ernst & Young ShinNihon LLC

Tokyo Head Office

Designated
Limited
Liability Partner         CPA               Yuji Mukaide

Engagement
Partner

Designated Limited
Liability Partner         CPA               Masaki Yoshioka

Engagement
Partner

Opinion

We have audited, pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act of Japan, the accompanying financial statements, which comprise the balance sheet, statement of profit and loss, statement of changes in net assets and notes to the financial statements, and the supplementary schedules (the “Financial Statements”) of Nippon Piston Ring Co., Ltd. (the “Company”) for the 127th fiscal year from April 1, 2022 to March 31, 2023.

In our opinion, the Financial Statements referred to above present fairly, in all material respects, the financial position and the financial performance of the Company for the period covered by the Financial Statements in accordance with the accounting principles generally accepted in Japan.

Basis for the Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements and the Supplementary Schedules section of our report. We are independent of the Company in accordance with the relevant professional ethical requirements in Japan, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

The other information comprises the Business Report and its accompanying supplementary schedules. Management is responsible for the preparation and disclosure of the other information and the Audit & Supervisory Committee is responsible for overseeing the Directors’ execution of duties relating to the design and operation of the reporting process of the other information.

Our opinion on the Financial Statements does not cover the other information and we do not express any form of opinion thereon.

Our responsibility in connection with our audit of the Financial Statements is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the Financial Statements or our knowledge obtained in the course of audit or otherwise pay close attention to appearances of material misstatements.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of Management and the Audit & Supervisory Committee for the Financial Statements

Management is responsible for the preparation and fair presentation of the Financial Statements in accordance with the auditing standards generally accepted in Japan, and for the design and operation of such internal control as management determines is necessary to enable the preparation and fair presentation of the Financial Statements that are free from material misstatements, whether due to fraud or error.

In preparing the Financial Statements, management is responsible for assessing the appropriateness of use of the going concern basis of accounting, and disclosing, as applicable, matters related to going concern in accordance with the auditing standards generally accepted in Japan.

The Audit & Supervisory Committee is responsible for overseeing the performance of duties of the Directors in the design and operation of the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our responsibilities are to obtain reasonable assurance about whether the Financial Statements as a whole are free from material misstatements, whether due to fraud or error, and to issue an opinion in a report from an independent standpoint. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these Financial Statements.

As part of an audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•    Identify and assess the risks of material misstatement of the Financial Statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•    Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances when assessing the risks, while the purpose of the Financial Statements audit is not to express an opinion on the effectiveness of the Company’s internal control.

•    Evaluate the appropriateness of accounting policies and their applications which management adopted, and the reasonableness of the accounting estimates and the appropriateness of the related disclosures made by management.

•    Conclude on the appropriateness of management’s use of the going concern basis of accounting in preparing the Financial Statements and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists with respect to the going concern basis, we are required to draw attention in our auditor’s report to the related disclosures in the Financial Statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•    Assess whether the presentation of the Financial Statements and the related disclosures therein are prepared in accordance with the auditing standards generally accepted in Japan, as well as whether the presentations, compositions, and contents of the Financial Statements and related disclosures therein properly present the transactions and accounting events on which the Financial Statements are based.

We communicate with the Audit & Supervisory Committee regarding, among other matters required by the auditing standards, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Audit & Supervisory Committee with a statement that we have complied with relevant professional ethical requirements in Japan regarding independence and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence and, if applicable, related safeguards in order to remove or reduce the risk of matters which may deteriorate our independence.

Interests required to be disclosed by the Certified Public Accountants Act of Japan

Our firm and its designated engagement partners do not have any interest in the Company that is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

* Notes to the Readers of Independent Auditor’s Report This is an English translation of the Independent Auditor’s Report as required by the Companies Act of Japan for the conveniences of the readers.

Audit & Supervisory Committee’s Report

Audit Report

The Audit & Supervisory Committee has audited the execution of duties by the Directors of Nippon Piston Ring Co., Ltd. (the “Company”) during the 127th fiscal year from April 1, 2022 to March 31, 2023, and reports on its methods and results as follows.

1. Methods and Contents of Audit

The Audit & Supervisory Committee received regular reports from Directors, employees, etc. regarding the details of the resolutions of the Board of Directors concerning matters listed in Article 399-13, Paragraph 1, Item 1(b) and (c) of the Companies Act of Japan and the status of the design and operation of the internal control system established based on such resolutions, requested explanations as necessary, expressed opinions, and conducted audits in the following manner.

①   Based on the Audit & Supervisory Committee Rules adopted by the Audit & Supervisory Committee, in accordance with audit policies and assignment of duties and in cooperation with the internal audit department of the Company, the Audit & Supervisory Committee attended the meetings of the Board of Directors and other important meetings in person or online, and requested explanations as necessary, and thoroughly understood the progress and results of deliberations on matters to be discussed and reported. The Audit & Supervisory Committee also reviewed important approval documents and surveyed operations and assets at the Company’s head office and major business sites. Furthermore, the Audit & Supervisory Committee attended the meeting of the Board of Directors and other important meetings of the subsidiaries in person or online, exchanged opinions and information with the Directors and Audit & Supervisory Committee Members thereof, and received reports on business from them, as necessary.

②   With regard to the basic policy set forth in Article 118, Item 3(a) of the Regulations for Enforcement of the Companies Act of Japan and the respective initiatives set forth in (b) of the same item, as well as the matters noted in Article 118, Item 5 (a) and the judgement and reason set forth in (b) of the same item, which are all described in the Business Report, the details were examined based on the status of deliberations at meetings of the Board of Directors and other meetings.

③   The Audit & Supervisory Committee monitored and verified whether the Accounting Auditor maintained its independence and conducted appropriate audits and received reports from the Accounting Auditor on the status of the execution of their duties and requested explanations as necessary. The Audit & Supervisory Committee also received notice from the Accounting Auditor and requested explanations as necessary confirming that the “systems for ensuring that the performance of the duties of financial auditor are being carried out correctly” (as described in each item of Article 131 of the Regulations on Corporate Accounting of Japan) in accordance with the Standard on Quality Control for Audits (Business Accounting Council, October 28, 2005) has been properly designed.

Based on the aforementioned methods, the Audit & Supervisory Committee considered the Business Report and its supplementary schedules, financial statements (balance sheet, statement of profit and loss, statement of changes in net assets and notes to non-consolidated financial statements) and their supplementary schedules as well as the consolidated financial statements (consolidated balance sheet, consolidated statement of profit and loss, consolidated statement of changes in net assets, and notes to consolidated financial statements).

2. Results of Audit

(1) Audit Results Concerning the Business Report

①   The Business Report and its supplementary schedules accurately represent the Company’s situation as required by laws and regulations and the Articles of Incorporation.

②   No irregularity or significant violation of applicable laws or regulations or the Articles of Incorporation was found with respect to the execution of duties by the Directors.

③   Resolutions of the Board of Directors concerning the internal control system are appropriate. The Audit & Supervisory Committee has nothing to point out concerning the descriptions in the Business Report or the execution of duties by the Directors with respect to the internal control system.

④   No matters to be pointed out with regard to the basic policy on the persons who control decisions on the Company’s financial and business policies were found in the Business Report. The Audit & Supervisory Committee acknowledges that Article 118, Item 3(b) of the Regulations for Enforcement of the Companies Act of Japan described in the Business Report is in line with the said basic policy and are not detrimental to the common interests of the Company’s shareholders, nor are they intended to maintain the status of the Company’s corporate officers.

(2) Audit Results Concerning Non-consolidated Financial Statements and its Supplementary Schedules

The auditing method of Ernst & Young ShinNihon LLC, the Accounting Auditor, and the results of the audit, are appropriate.

(3) Audit Results of Consolidated Financial Statements

The auditing method of Ernst & Young ShinNihon LLC, the Accounting Auditor, and the results of the audit, are appropriate.

May 22, 2023

Audit & Supervisory Committee of Nippon Piston Ring Co., Ltd.

Full-time Audit &
Supervisory Committee            Hiroto Koeba            (seal)
Member

Outside Audit &
Supervisory Committee
Member                                 Hiroki Kimura           (seal)

Outside Audit &
Supervisory Committee
Member                                Yoshihide

Hino                  (seal)

Note: Hiroki Kimura and Yoshihide Hino, who are Audit & Supervisory Committee Members, are Outside Directors as stipulated in Article 2, Item 15 and Article 331, Paragraph 6 of the Companies Act of Japan.

Electronic Provision Measures Commencement Date: June 1, 2023

Convocation of the 129th Annual General Meeting of Shareholders

Other Electronic Provision Measures Matters

(matters omitted from delivered documents)

■ Business Report

(1) Systems for Ensuring the Properness of Business Activities

(2) Basic Policy on the Control over the Company

■ Consolidated Financial Statements

Notes to Consolidated Financial Statements

■ Financial Statements

Notes to Non-Consolidated Financial Statements

(From April 1, 2022 to March 31, 2023)

(1) Systems for Ensuring the Properness of Business Activities

The following provides an outline of the systems for ensuring that the execution of the duties of Directors complies with laws, regulations, and the Articles of Incorporation and the operation of those systems.

Please note that a resolution partially revising these systems was adopted at the meeting of the Board of Directors held on April 27, 2023.

1.	Systems for Ensuring that the Execution of Duties of Directors and Employees of the Company and its Subsidiaries Complies with Laws, Regulations, and the Articles of Incorporation
①	The Company has established a “Compliance Policy” for the Group and directs the Group’s officers and employees to always carry out day-to-day activities appropriately from the perspectives of laws and regulations, corporate ethics, and compliance with internal rules. The Company also responds to the enactment and revision of new business activity-related laws and regulations with timely and substantial measures.
②	At the same time that it established the “Compliance Policy,” the Company set up a “Compliance Consultation Hotline (internal and external contact points),” and pursuant to the Whistle-Blower Protection Act has implemented a system enabling the Group’s officers and employees to immediately consult with this hotline when conduct believed to be in breach of laws, regulations, or the Articles of Incorporation is discovered.
③	In the “Compliance Policy,” the Group has set forth rules regarding the banning of relationships with antisocial forces and organizational responses to antisocial forces, and endeavors to ensure that the Group’s officers and employees are thoroughly aware of them.
④	In order to appropriately prepare internal control reports stipulated in Article 24-4-4 of the Financial Instruments and Exchange Act, the Board of Directors passed a resolution for the “Internal Control Policy for Financial Reporting,” and the Company established “Rules Regarding ‘Internal Control for Financial Reporting’,” implemented a system for facilitating those internal controls and put in place a system for its operation, under the supervision of the President.
⑤	The Company has appointed multiple Outside Directors and ensures the supervisory function of the Board of Directors. The Company’s Audit & Supervisory Committee Members attend meetings of the Board of Directors and other important meetings, and request reports from Directors, etc. as necessary. (excluding Directors who are Audit & Supervisory Committee Members) and audit the execution of duties by Directors (excluding Directors who are Audit & Supervisory Committee Members). The Company has also established an internal audit department (Internal Auditors Office), implements audits of business activities to confirm whether there are any breaches of laws, regulations, or internal rules in relation to the Group’s internal business activities, and has established a close-knit cooperative relationship with the Audit & Supervisory Committee.
⑥	The Company is engaged in organization-wide initiatives to sever ties with antisocial forces and has put in place systems to exclude antisocial forces such as organized crime groups and their members, in order to ensure the safety of officers and employees and for the purpose of fair trade practices.

2.	Systems for the Retention and Management of Information Regarding the Execution of Duties of Directors of the Company
①	The Company has internal rules regarding the Company’s organization, systems, and operation of other business activities (“Document Architecture Regarding General Management”). Within this, the Company has set forth “Standards Management Rules,” maintains and manages the establishment, revision, abolition, and promulgation, etc. of rules in the Company, and also processes the retention and management of information regarding the execution of duties of Directors pursuant to such “Standards Management Rules.”
②	The Company has set forth “Information Management Rules” regarding the protection and prevention of external leaks of important information concerning the Company’s management and manages information pursuant to those rules.
③	Rules created by each supervisory department are strictly examined, recorded, retained, and managed by the department responsible for management.

3.	Rules Regarding Management of the Risk of Loss for the Company and its Subsidiaries and Other Systems

The Company has established a BCP Subcommittee, examines, calculates, and assesses the risks surrounding the Company’s business, and continuously works to reduce risk.

4.	Systems for Ensuring that the Duties of Directors of the Company and its Subsidiaries Are Carried out Efficiently
①	The Company has introduced an executive officer system, and business activities for which decisions have been made by the Board of Directors are executed under the direction and supervision of the President. This system makes it possible for Directors to delegate authority to executive officers and facilitates the streamlining of management.
②	In order to make the execution of business nimbler, an officer-in-charge system has been introduced at departments that execute business, interim and annual business plans are prepared, and together with the sharing of that information, supervision and monitoring are carried out.
③	In addition to the Board of Directors, the Company has the following committees:
(a)	Management Strategy Committee

Comprised of executive officers nominated by the Directors (excluding Directors who are Audit & Supervisory Committee Members) and the President; deliberates management policies and management strategies, etc. (once (1) per month in principle).

(b)	Executive Committee

Comprised of Directors (excluding Directors who are Audit & Supervisory Committee Members), Audit & Supervisory Committee Members, executive officers, department heads, etc.; manages the progress status of business activities and ensures thorough knowledge of other important matters (once (1) per month in principle)

5.	Systems for Ensuring the Properness of Business Activities in the Group
①	In order to promote the development of the Group and mutual interests, the Company has set forth the “Affiliated Company Management Rules” and carries out appropriate management.
②	The Company’s full-time Audit & Supervisory Committee Member concurrently serves as company auditor at material consolidated subsidiaries in Japan. This system has been implemented in order for the Company’s supervision and monitoring function to work effectively with respect to domestic consolidated subsidiaries.

6.	System for the Company’s Audit & Supervisory Committee Members to Request Employees be Appointed to Assist their Duties, Matters for Ensuring the Independence of Such Employees from Directors (excluding Directors who are who Audit & Supervisory Committee Members) and the Effectiveness of Directions to Such Employees
①	In the “Rules of the Audit & Supervisory Committee,” the Company stipulates that Audit & Supervisory Committee Members may, as necessary, request appropriate assistants from among company employees with the consent of Directors (excluding Directors who are Audit & Supervisory Committee Members) and executive officers, and when such necessity arises, the Company will put in place a system pursuant to such rules.
②	The fact that such employees who are to assist the duties of Audit & Supervisory Committee Members are in a position that is independent of Directors (excluding Directors who are Audit & Supervisory Committee Members) and serve pursuant to the directions and orders of Audit & Supervisory Committee Members is public knowledge at the Company.

7.	System for Reporting to Audit & Supervisory Committee Members
①	Pursuant to the “Rules of the Audit & Supervisory Committee,” it is possible for the Audit & Supervisory Committee may, as necessary, request reports from the Accounting Auditor, Directors (excluding Directors who are Audit & Supervisory Committee Members), and employees of the internal audit department (Internal Auditors Office), and Audit & Supervisory Committee Members are able to collect information by receiving such reports.
②	Audit & Supervisory Committee Members may attend meetings of important boards and committees, etc., such as the Board of Directors and the Executive Committee, and collect information.
③	The Group has implemented a system enabling officers and employees to immediately consult the “Compliance Consultation Hotline (internal and external contact points)” regarding facts that could significantly damage the Company or its subsidiaries, such as breaches of laws, regulations, or the Articles of Incorporation, whenever they are discovered. The department in charge of the Group’s “Compliance Consultation Hotline (internal and external contact points)” periodically reports to the Audit & Supervisory Committee Members whistleblowing reports from the Group’s officers and employees.

④	The Group’s Directors (excluding Directors who are Audit & Supervisory Committee Members) and employees will not be treated disadvantageously for the reason of having made such a report, and the Group ensures that this is well known within the Group.

8.	Matters Regarding Policies for the Processing of Expenses, etc. Incurred with Respect to the Execution of Duties of Audit & Supervisory Committee Members

If a claim for necessary expenses is received from an Audit & Supervisory Committee Member, such as procedures for advance payment or reimbursement of expenses incurred with respect to the execution of duties of Audit & Supervisory Committee Members or the processing of other expenses or liabilities incurred with respect to the execution of the duties of Audit & Supervisory Committee Members, the Company shall bear such expenses, except for cases where they are found to clearly not be necessary for the execution of duties of Audit & Supervisory Committee Members.

9.	Systems for Ensuring that Audits by Audit & Supervisory Committee Members are Conducted Effectively
①	Pursuant to the “Rules of the Audit & Supervisory Committee” and the like, the Audit & Supervisory Committee periodically meets with the President and carries out an exchange of opinions regarding material issues in the audit of issues, etc. that the company needs to address.
②	In addition, when conducting audits, Audit & Supervisory Committee Members strive to coordinate closely with the Accounting Auditor, the internal audit department (Internal Auditors Office), and the Group’s company auditors.

[Outline of Operation of Systems]

1.	Initiatives in order for the Execution of Duties of the Companies Directors to be Carried out Efficiently

In order to further increase transparency and objectivity with respect to the nomination and remuneration of Directors, the Company has established a Nomination and Remuneration Advisory Committee, comprising a majority of members who are Outside Directors, as a discretionary advisory committee of the Board of Directors. The committee met twice in FY2022.

2.	Initiatives in Relation to the CSR Promotion Committee

The CSR Promotion Committee meets periodically to deliberate important issues regarding safety, quality, human rights, labor, the environment, compliance, information disclosure, risk management, and contribution to society, and also confirms the roll-out status of internal activities and instructs each subcommittee established under the CSR Promotion Committee (compliance, risk management, etc.) and the responsible departments to examine measures for each issue.

In FY2022, the Compliance Subcommittee conducted interviews for the purpose of strengthening governance at overseas bases and implemented measures after examining the issues. In order to respond to the wide range of risks facing companies these days, the Risk Management Subcommittee was integrated with the BCP Subcommittee, risk assessments were organized (extracting high risks), and business continuity plans were prepared for businesses deemed to be high risk.

3.	Audit System of the Audit & Supervisory Committee

Pursuant to policies and plans formulated at the Audit & Supervisory Committee, Audit & Supervisory Committee Members attend meetings of important boards and committees such as the Board of Directors to audit the execution of duties of Directors (excluding Directors who are Audit & Supervisory Committee Members). In order to enhance the effectiveness of audits, the Audit & Supervisory Committee also exchanges opinions with the President, the Accounting Auditor, the internal audit department (Internal Auditors Office), and the Group’s company auditors, respectively, as well as attending meetings of the CSR Promotion Committee and confirming the situation with regard to compliance and risk management.

(2) Basic Policy on the Control over the Company

The details of the basic policy on requirements for persons who control the Company’s decisions on financial and business policies, initiatives contributing to achieving the basic policy, and countermeasures against large-scale purchase actions for the Company’s shares (the “Plan”) are as follows.

①	Basic policy on requirements for persons who control the Company’s decisions on financial and business policies

The Company believes that it is desirable that persons who control the Company’s decisions on financial and business matters have a full understanding of the Company’s financial and business matters and of the source of its corporate value, and are capable of ensuring and enhancing the corporate value of the Company and the common interests of our shareholders in a continuous and sustainable manner.

Nevertheless, as a corporate entity listed on a financial instruments exchange, the Company respects the free trading of the Company’s shares in the market and will not absolutely deny any large-scale purchase action by a specific party, as long as it contributes to the corporate value of the Company and the common interests of our shareholders. The Company also believes that the decision as to whether to agree to a proposal for a large-scale purchase of shares should ultimately be made pursuant to the wishes of the shareholders.

However, recently in Japan’s capital market, there are some cases in which a large-scale share purchase action is undertaken “hostilely” without going through a sufficient discussion and agreement process with the management team of the target company, and many such large-scale purchase actions do not contribute to the corporate value of the target company or the common interests of its shareholders. These include 1) those that may clearly harm the corporate value and common interests of shareholders in light of the objectives of the takeover and/or management policies after the takeover; 2) those that may effectively force shareholders to sell their shares; 3) those that do not provide sufficient time or information for the Board of Directors or shareholders to consider the terms, etc. of the purchase or for the Board of Directors to present an alternative proposal; and 4) those that require the target company to negotiate with the purchaser in order to procure conditions more favorable than those originally proposed by the purchaser.

Furthermore, as outlined below in ②I. below, “The Company’s Corporate Philosophy and Source of corporate value,” the Company’s business is based on the collaboration of various stakeholders, including our customer companies, employees, and local communities. Creating a sound system that enables these stakeholders to involve themselves in our business with confidence, and providing a stable supply of cutting-edge and high-quality services required globally are essential factors in raising the Company’s corporate value. Unless the person(s) undertaking the large-scale purchase of the Company’s shares can ensure and enhance the Company’s corporate value in the medium- and long-term based on an understanding of these sources of the Company’s corporate value, it is possible that the corporate value of the Company and the common interests of our shareholders will be damaged.

The Company believes that those who conduct such inappropriate large-scale purchases are not appropriate as individuals who control the Company’s decisions on financial and business policies, and further believes that it is necessary to ensure the corporate value of the Company and the common interests of our shareholders by taking necessary and appropriate measures against large-scale purchases of shares by such individuals.

②	Initiatives to Contribute to the Source of the Corporate Value of the Company and the Realization of Our Basic Policy

Ⅰ．The Company’s Corporate Philosophy and the Source of Corporate Value

In our efforts to respond promptly and accurately to our customer’s needs, we have formulated our corporate philosophy and specified our action guidelines as follows: “Let us build the prosperity of the Company and of our lives by combining the ingenuity and efforts of each individual by strengthening the collaboration between manufacturing, sales and technology.”

<Corporate Philosophy>

1.	We pursue every business operation on the principle of placing the No. 1 priority on customers.
2.	We respond with flexibility to changes in the environment and secure appropriate levels of profits to reflect our appreciation of our shareholders, suppliers, and business partners.
3.	In harmony with society, we contribute to humanity’s progress by securing the position as a global comprehensive parts manufacturer.
4.	We strive for the prosperity of the corporation and the welfare of its employees through perpetual efforts for innovation and improvement in performance.

Fully recognizing our role as a global comprehensive manufacturer of parts while valuing relationships with our customers, employees, and local communities, we attribute the growth of the Company thus far to our shareholders’ support as well as the results of our efforts to establish a supply system, improve quality, and to make technological innovations, etc. based on the corporate philosophy stated above. We believe this is the major source of the Company’s corporate value.

Ⅱ．Initiatives to enhance corporate value

Through the development of products responding to the requirements of fuel efficiency and exhaust emission regulations on the back of the global trend on environmental measures, the Company proactively works to resolve issues facing society.

In the field of automobile engines, which is an existing business, the Company is moving forward with the development of products tied to achieving high thermal efficiency and clean emissions, as well as providing solutions utilizing unique technologies, and has been undertaking initiatives in its business activities with the aim of becoming a company chosen by customers for its quality and ability to come up with proposals that meet customer needs. On the manufacturing front, through the introduction of innovative production lines and the promotion of cost reduction and automation, etc., the Company strives to implement systems to produce quality products even more efficiently.

With respect to new business in the field of non-automobile engines, the Company has been focusing efforts on the development and commercialization of new products, etc. using new materials, centered on the medical equipment and motor fields as the core of new businesses with an eye on the future. In the development of these businesses, the Company will continue to strive to achieve high levels of innovation to add even more value, through collaboration with industry, government, and academia, and proactive collaborative business, including alliances with other companies, using its own technology as the foundation.

The trend of placing greater value on social responsibility in corporate activities has also strengthened in recent years. In addition to working to reduce the environmental impact of its core business, the Company plans to proactively engage in important issues from the perspective of sustainability, such as respecting diversity, human rights, and improving governance, even more actively than it has in the past, together with shareholders, customers, local communities, suppliers, and employees.

Based on this fundamental awareness, the Company will undertake the 8th Mid-Term Management Plan with “Change as Chance ～ finding opportunities within change～” as its basic policy, aim for sustainable growth and medium- to long-term enhancement of corporate value, and realize further development of the Company.

Ⅲ．Strengthening of Corporate Governance

The Company’s basic policies of corporate governance are to “improve management transparency,” “achieve accountability to stakeholders,” and “accelerate management,” and with the enhancement of these as one of its key action points, the Company has been undertaking proactive initiatives.

③	Initiatives to prevent unsuitable parties from controlling decisions on the Company’s financial and business policies in light of the basic policy

Ⅰ．Objectives of the introduction of the plan

The Plan was introduced as an initiative to prevent an unsuitable party from controlling the decisions on the Company’s financial and business policies in light of the above basic policy and to deter large-scale purchases that counter the Company’s corporate value and the common interests of shareholders.

Ⅱ．Details of the Plan

(i)       Details of Large-Scale Purchase Rules

The Large-Scale Purchase Rules that a large-scale purchaser must comply with before any large-scale purchase action are as follows: i) The large-scale purchaser presents necessary and sufficient information concerning the large-scale purchase action to the Board of Directors in advance; ii) the Board of Directors sets a certain evaluation period then consults the Independent Committee, to carefully formulate and announce their opinion as the Board of Directors, including the invoking of countermeasures; and iii) The large-scale purchaser commences said purchase action after the procedures of i) and ii).

(a)	Large-scale purchase actions, etc. subject to the Plan

The Plan applies to acts resulting in the purchaser holding 20% or more of the Company’s shares, etc. or tender offers that result in holdings of 20% or more, or actions equivalent thereto or proposals therefor, and large-scale purchasers must comply with the large-scale purchase rules set forth in the Plan in advance.

(b)	Submission of letter of intent and provision of information

Prior to implementing the large-scale purchase action, the large-scale purchaser subject to the Plan shall submit to the Board of Directors a letter of intent stating matters including an outline of the large-scale purchaser and their group, the objectives, method, and outline of the large-scale purchase action, etc., a pledge expressing the intent to comply with the Large-Scale Purchase Rules prescribed in the Plan, and compensation wording in the event of a violation.

(c)	Evaluation and investigation, etc. by the Board of Directors

The Board of Directors shall set a period during which the Company’s Directors evaluate, investigate, negotiate, form opinions, and formulate alternative proposals (hereinafter, “Board of Directors’ Investigation Period”) in accordance with the level of difficulty of evaluating the large-scale purchase action, etc.

(d)	Establishment of the Independent Committee and recommendations to the Board of Directors

The Company has established an Independent Committee as an independent organization to appropriately implement the Plan and prevent arbitrary decisions by the Board of Directors. The Independent Committee consists of three or more members who are appointed from among the Company’s Outside Directors, Outside Audit & Supervisory Board Members, and external experts to ensure fair and neutral judgments.

The Independent Committee shall, during the Board of Directors’ Investigation Period, investigate the details of the large-scale purchase action, etc. from the perspective of ensuring and enhancing the corporate value of the Company and the common interests of our shareholders, and shall make recommendations to the Board of Directors, including the appropriateness of invoking countermeasures.

(e)	Resolutions by the Board of Directors, and general meeting of shareholders for confirmation of shareholders’ intentions

The Board of Directors shall comply with the aforementioned recommendations of the Independent Committee and, as a body under the Companies Act, pass a resolution concerning the invoking or non-invoking of countermeasures against the large-scale purchase action, etc.

However, when invoking countermeasures, in addition to Independent Committee consultation procedures, the Board of Directors may, after first determining the details of specific countermeasures, convene a general meeting of shareholders to confirm the intent of the Company’s shareholders regarding the invocation of countermeasures (“General Meeting of Shareholders for Confirmation of Intent”) (i) if the Board of Directors determines that it is in practice possible to confirm the intent of the Company’s shareholders – taking into consideration whether a substantive judgment based on the details of the large-scale purchase action, etc. from the perspective of ensuring and enhancing corporate value and the common interests of shareholders is necessary and various circumstances such as other details of the large-scale purchase action, etc. and the time available – and that it is appropriate in light of laws, regulations, and the Directors’ duty of care of a prudent manager, etc. or (ii) if the Independent Committee makes a recommendation with a reservation that the intent of the Company’s shareholders should be confirmed with respect to the large-scale purchase action, etc.

(ⅱ) Countermeasures if the large-scale purchase, etc. takes place

(a) Conditions for invoking countermeasures

(A) When a large-scale purchaser does not comply with the Large-Scale Purchase Rules

In the event that a large-scale purchaser does not comply with the Large-scale Purchase Rules stipulated in the Plan, and it is not corrected within five business days after the Board of Directors requests such correction in writing, in cases other than where it is obvious that there is a necessity not to invoke countermeasures for the sake of ensuring and enhancing the corporate value of the Company and the common interests of our shareholders or other special circumstances, the Independent Committee shall, in principle, recommend that the Board of Directors invoke countermeasures.

The Board of Directors shall decide to invoke the countermeasures in accordance with the recommendations of the Independent Committee. However, in the event that a General Meeting of Shareholders for Confirmation of Intent is held in addition to the recommendations of the Independent Committee, the Board of Directors shall decide to invoke countermeasures pursuant to the judgment of shareholders at the General Meeting of Shareholders for Confirmation of Intent.

(B) When a large-scale purchaser complies with the Large-Scale Purchase Rules

In the event that the large-scale purchaser complies with the Large-Scale Purchasing Rules, the Independent Committee shall, in principle, recommend that the Board of Directors does not invoke countermeasures against the large-scale purchase action, etc. However, even if the Large-Scale Purchase Rules are complied with, if the Independent Committee determines that the Company’s corporate value and the common interests of our shareholders will be significantly harmed, the Independent Committee will recommend that the Board of Directors invoke countermeasures against the large-scale purchase action, etc.

(b) Details of countermeasures

Countermeasures against the large-scale purchase action, etc. by the Company in accordance with the Plan shall be based on the gratis allotment of share options prescribed in Article 277 and following articles of the Companies Act.

(ⅲ) Effective term, abolition, and amendment of the Plan

The effective term of the Plan shall be until the conclusion of the annual general meeting of shareholders scheduled to be held in June 2023. However, even prior to the expiration of the effective term of the Plan, the Company shall review the Plan from time to time from the perspective of ensuring and enhancing the corporate value of the Company and the common interest of our shareholders, and the Plan shall be abolished or amended by resolution of the general meeting of shareholders or the Board of Directors.

④	The fact that the Plan is in accordance with basic policies does not harm the common interests of the Company’s shareholders, and is not for the purpose of maintaining the position of the Company’s officers, and the reasons therefor

Ⅰ．Consistency with guidelines and timely disclosure rules for anti-takeover measures

The Plan is in accordance with details of the “Guidelines Regarding Takeover Defenses for the Purposes of Protection and Enhancement of Corporate Value and Shareholders’ Common Interests” jointly released by the Ministry of Economy, Trade and Industry and the Ministry of Justice on May 27, 2005 and takes into full consideration the “Takeover Defense Measures in Light of Recent Environmental Changes” released on June 30, 2008 by the Corporate Value Study Group of the Ministry of Economy, Trade and Industry. In addition, the Plan also fulfils the intent of the various regulations pertaining to the introduction of anti-takeover measures prescribed by Tokyo Stock Exchange, Inc.

Ⅱ．Introduction for the purpose of ensuring and enhancement of the common interests of shareholders

Introduction of the Plan is for the purpose of ensurance and enhancement of corporate value and common interests of shareholders by securing the necessary information and time required for shareholders to judge whether the large-scale purchase action, etc. is appropriate, and enabling negotiations to be conducted for the benefit of shareholders when such large-scale purchase action, etc. is carried out against the Company.

Ⅲ．Sufficient respect for shareholders’ Intentions (sunset provision)

The Plan was introduced upon being approved at the annual general meeting of shareholders held on June 26, 2020. In addition, in the event that the Board of Directors judges it to be appropriate in light of laws, regulations, or the duty of care of a prudent manager of the Company’s Directors, or the Independent Committee makes a recommendation with a reservation that the intentions of shareholders should be confirmed, it shall be possible to confirm the intentions of shareholders with regard to the invoking or non-invoking of countermeasures at the general meeting of shareholders.

Ⅳ．Eliminating arbitrariness of the Board of Directors

The Company has established the Independent Committee as a unit independent from the Board of Directors to appropriately carry out this countermeasure, prevent arbitrary judgments by the Board of Directors, and to ensure the rationality and fairness of the judgments. In the event that a large-scale purchase action, etc. is carried out against the Company, the Independent Committee shall make a substantive judgment as to whether the large-scale purchase action, etc. will damage the corporate value of the Company and the common interests of our shareholders, and the Board of Directors shall pass a resolution in accordance with this judgment as a body under the Companies Act, thus ensuring a mechanism for the transparent operation of the Plan in order to maintain the corporate value of the Company and the common interests of our stockholders.

Ⅴ．Setting objective and reasonable requirements

The Plan is designed in such a way that countermeasures will not be invoked unless the Independent Committee deems that reasonable and detailed objective requirements have been satisfied.

Ⅵ．No dead-hand or slow-hand anti-takeover measure

The Plan is designed in such a way that it may be abolished even prior to the expiration of its effective term by a decision of the Board of Directors, which comprises Directors appointed at the general meeting of shareholders, and the Company believes that the Plan is of a completely different nature to the rights plans known as the dead-hand anti-takeover measure and the slow-hand anti-takeover measure that make it impossible or difficult for the management team to abolish a plan.

Ⅶ．Acquiring the opinions of third-party experts

The Plan enables the Independent Committee to receive advice from independent third-parties (financial advisors, certified public accountants, attorneys-at-law, consultants, and other experts) at the Company’s expense. This mechanism more securely guarantees the fairness and objectivity of judgments by the Independent Committee.

Notes to Consolidated Financial Statements

1.	Notes, etc. Regarding Significant Matters Forming the Basis for Preparation of Consolidated Financial Statements
(1)	Scope of consolidation
a. No. of consolidated subsidiaries	13
b. Names of main consolidated subsidiaries

NPR of America, Inc.

NPR Fukushima Works Co., Ltd.

NPR Iwate Co., Ltd.

NPR of Europe GmbH

PT. NT Piston Ring Indonesia

SIAM NPR Co., Ltd.

NPR Auto Parts Manufacturing (Yizheng) Co., Ltd.

NPR Singapore Pte. Ltd.

PT. NPR Manufacturing Indonesia

E.A. Associates Sdn. Bhd

NPR Auto Parts Manufacturing India Pvt. Ltd.

NPR ASIMCO Powdered Metals Manufacturing (Yizheng) Co., Ltd.

Normeca Asia Co., Ltd.

(2)	Equity method application

Non-consolidated subsidiaries to which the equity method is applied

・Number of non-consolidated subsidiaries or affiliated companies to which the equity method is applied

Not applicable.

(3)	Changes to the scope of consolidation and scope of application of the equity method

Not applicable.

(4)	Fiscal year end dates, etc. of consolidated subsidiaries

The fiscal year of consolidated subsidiaries is the same as the consolidated fiscal year, with the exception of NPR of America, Inc., NPR of Europe GmbH, PT. NT Piston Ring Indonesia, SIAM NPR Co., Ltd., NPR Auto Parts Manufacturing (Yizheng) Co., Ltd., NPR Singapore Pte. Ltd., PT. NPR Manufacturing Indonesia, E.A. Associates Sdn. Bhd, NPR Auto Parts Manufacturing India Pvt. Ltd., and NPR ASIMCO Powdered Metals Manufacturing (Yizheng) Co., Ltd. for which the fiscal year ends on December 31. When preparing the consolidated financial statements, necessary consolidation adjustments are carried out based on the financial statements of each company for significant transactions, etc. arising before the end of the consolidated fiscal year.

(5)	Accounting policies
①	Valuation standards and valuation methods for significant assets
a. Securities
Other securities
・ Securities other than shares, etc. without a market price	Fair value method (valuation differences are all included directly in net assets, and the cost of securities sold is calculated using the moving average method).
・ Shares, etc. without a market price	Cost method using the moving average method.
b. Derivatives	Fair value method.
c. Inventory	Mainly cost method using the moving average method (by means of a write-down of book value due to reduction in profitability)
②	Depreciation methods for significant depreciable assets
a. Property, plant, and equipment
・ Property, plant, and equipment other than lease assets

The straight-line method is mainly used for machinery and transport equipment, with the declining balance method mainly used for everything else.

However, the straight-line method is mainly used for buildings acquired on or after April 1, 1998 (excluding facilities and equipment ancillary to buildings) and facilities and equipment ancillary to buildings and structures acquired on or after April 1, 2016.

・ Lease assets

Lease assets under finance lease transactions with a transfer of ownership

The same depreciation method is applied to fixed assets owned by the Company.

Lease assets under finance transactions without transfer of ownership

The lease term is used as the useful life, and the straight-line method is used with the residual value set as zero.

b. Intangible fixed assets
・ Intangible fixed assets other than lease assets
Software for internal use	The straight-line method based on the internal usable period (five (5) years).
Other intangible fixed assets	Straight-line method.
・ Lease assets	Lease assets under finance transactions without transfer of ownership The lease term is used as the useful life, and the straight-line method is used with the residual value set as zero.
③	Standards for recording significant allowances
Allowance for doubtful accounts	The historical bad debt rate is used to provide for loss due to bad debt for general accounts receivable, and for certain debts, such as doubtful accounts receivable, the recoverability is examined individually and the estimated unrecoverable amount is recorded.

④	Standard for conversion of significant foreign currency-denominated assets or liabilities into Japanese Yen
Foreign currency-denominated assets and liabilities are converted into Japanese Yen at the foreign exchange spot rate on the last day of the consolidated fiscal year and foreign currency translation differences are accounted for as loss or profit. The assets and liabilities of foreign subsidiaries are converted into Japanese Yen at the foreign exchange spot rate on the last day of the consolidated fiscal year, revenue and expenses are converted to Japanese Yen at the average rate for the period, and translation differences are recorded by inclusion in “Foreign currency translation adjustment” and “Non-controlling interests” under net assets.
⑤	Significant hedge accounting methods
a. Hedge accounting methods	Deferred hedge accounting is used.
Interest rate swaps that satisfy the requirements for special treatment are by special treatment, and forward exchange contracts that satisfy the requirements for allocation treatment are by allocation treatment.
b. Hedging instruments and hedged items	Hedging instruments: forward exchange contract transactions, interest rate swap transactions. Hedged items: foreign currency-denominated assets and liabilities, loans payable
c. Method for evaluating the effectiveness of hedging policies and hedges	In order to hedge against risks from market rate fluctuations, risk management pursuant to internal rules is implemented for assets or liabilities based on actual demand and the effectiveness is evaluated.
⑥	Other significant matters for the preparation of consolidated financial statements
a. Accounting method for retirement benefits

When calculating retirement benefit liabilities, the method of attributing the estimated amount of retirement benefits to the period until the end of the consolidated fiscal year is based on the benefit calculation formula.

Actuarial differences are accounted for as expenses from the following consolidated fiscal year after they respectively arise, using the straight-line method based on the average remaining service period of employees when it arises.

Unrecognized actuarial differences are recorded as accumulated remeasurement of defined benefits plan under accumulated other comprehensive income in the net assets section after adjusting the tax effect.

b. Goodwill amortization method and amortization period	Goodwill is amortized over a period of 7 years using the straight-line method
c. Standards for recording revenue and expenses

The main business of the Group is production and sale of automobile products, marine engine products, and other products. In its automobile product business, the Group manufactures automobile engine parts including piston rings and valve seat inserts at manufacturing bases in Japan and overseas, and sells them to automobile manufacturers, etc. For the replacement parts market, the Group also sells to business operators, etc., handling automobile parts. In the marine engine products and other products businesses, the Group sells piston rings for ships and products applying a metal injection molding (METAMETAL) process, etc. to ship manufacturers and industrial equipment manufacturers, etc. respectively. In the other products business, the Group sells automobile bearing parts and RV products, etc. to automobile manufacturers and retailers, etc.

Revenue generated from contracts with customers is recognized at the time that control of the product transfers to the customer. In domestic sales, revenue is mainly recognized at the time of shipping because the time from shipping until control of the product transfers to the customer is a normal period of time (shipping basis applied). With respect to domestic sales where shipping basis is not applied, revenue is recognized when the product is delivered to the customer. With respect to export transactions, revenue is recognized at the time of delivery to the customer set forth in the International Commercial Terms.

Transaction consideration is received within one (1) year of satisfaction of the performance obligations, and does not include significant finance components.

2.	Notes Regarding Changes to Accounting Policies

(Changes to Accounting Policies in Conjunction with Revisions to Accounting Standards, etc.)

(Application of ASC 842 Lease Accounting)

Foreign subsidiaries that applies the US accounting standards have applied ASC 842 Lease Accounting since the beginning of the current consolidated fiscal year. Under this standard, parties taking out leases are in principle required to recognize all leases as assets and liabilities on their balance sheets.

When applying this accounting standard, we have adopted a method of recognizing on the application commencement date the cumulative effects of the application of accounting standards permitted as transitional measures.

Consequently, at the end of the current consolidated fiscal year “Intangible fixed assets” increased by ¥263 million, “Lease liabilities” under current liabilities increased by ¥75 million, and “Lease liabilities” under fixed liabilities increased by ¥186 million. Please note that the impact on loss or profit for the current consolidated fiscal year is minor. The impact on loss and profit for the current consolidated fiscal year is minor.

(Changes to Method of Attribution to Service Period for Retirement Benefits)

In April 2022, the method of recognizing retirement benefits liabilities was clarified by the press release “Attributing Benefit to Periods of Service” by the Indonesian Financial Accounting Standards Board (Dewan Standar Akuntansi Keuangan or DSAK) of the Institute of Indonesia Chartered Accountants (Ikatan Akuntan Indonesia or IAI) based on the Agenda Decision of the IFRS Interpretations Committee (IFRIC) Attributing Benefit to Periods of Service (IAS 19 Employee Benefits). In conjunction with this, in the past, retirement benefits were recognized by corresponding to employees’ period of service, but from the current consolidated fiscal year, some foreign subsidiaries apply a method whereby they are recognized by corresponding to the period when the liability burden is incurred.

As a result of recognizing the cumulative effect of the commencement of application of this change as a revision of the balance of retained earnings and the like at the beginning of the period, the balance of “retained earnings” at the beginning of the current consolidated fiscal year increased by ¥136 million, “foreign currency translation adjustment” increased by ¥8 million, and the “cumulative adjustment for retirement benefits” reduced by ¥52 million. The impact on loss and profit for the current consolidated fiscal year is minor.

3.	Additional Information

(Notes Regarding Transactions Delivering the Company’s Shares to Employees, etc. through a Trust)

At the Board of Directors’ meeting held on September 24, 2020, the Company passed a resolution to introduce a trust-type employee shareholding incentive plan with the aim of incentivizing employees to improve the Company’s medium- and long-term corporate value.

①	Outline of transaction

Under the plan, a trust exclusively for the Nippon Piston Ring Employee Shareholding Association is established at a trust bank (“Employee Shareholding Trust”) and will acquire in advance the number of shares of the Company expects to be acquired by the shareholding association over a five-year period. Subsequently, the Employee Shareholding Trust continuously sells the Company’s shares to the shareholding association, and if an amount equivalent to the profit on the sale of shares has accumulated in the Employee Shareholding Trust when the trust terminates, that amount equivalent to the profit on the sale of shares will be distributed as residual assets to those who satisfy the beneficiary qualification conditions. Because the Company is a guarantor for loans payable for the purpose of the Employee Shareholding Trust acquiring the Company’s shares, if the Company’s share price drops, causing an amount equivalent to loss on the sale of shares to accumulate within the Employee Shareholding Trust and there are outstanding loans payable equivalent to the loss on the sale of such shares within the Employee Shareholding Trust when the trust terminates, the Company shall repay such outstanding liabilities.

②	Accounting treatment

With respect to the accounting treatment, “Practical Solution on Transactions of Delivering the Company’s Own Stock to Employees etc. through Trusts” (Practical Issues Task Force No. 30, March 26, 2015) is applied and accounting treatment is carried out in accordance with such guidelines.

③	Shares of the Company held by the trust

The shares of the Company held by the Employee Shareholding Trust are recorded as treasury shares in the net assets section based on the book value in the Employee Shareholding Trust (excluding the amount of ancillary expenses). At the end of the current consolidated fiscal year, there were 225,700 such treasury shares with a book value of ¥216 million.

④	Book value of loans payable recorded due to the application of the gross method

¥164 million at the end of the current consolidated fiscal year.

(Change to Consolidation Schedule)

As announced in the press release “Conclusion of a Memorandum of Understanding concerning Consolidation through the establishment of a joint holding company (stock transfer) between Nippon Piston Ring Co., Ltd. and Riken Corporation” dated July 27, 2022, the Company and Riken Corporation have concluded a memorandum of understanding to consolidate the two companies on equal terms and started concrete discussions and investigations.

In the press release “Notice Regarding the Schedule for the Consolidation of Nippon Piston Ring Co., Ltd. And Riken Corporation” dated November 28, 2022, we announced that we have changed the schedule for the consolidation in consideration of the time required for the business combination review by the Japan Fair Trade Commission (JFTC), and we hereby give notice that on May 2, 2023, all procedures for notification to the JFTC and investigation procedures were completed and we received a notice from the JFTC to the effect that it would not issue a cease-and-desist order. The two companies will continue discussions and deliberations with the aim of realizing the consolidation as early as possible. With respect to the schedule that we had stated as “TBD,” we will proceed according to the following schedule and will provide notice again once it is finalized by officially approved decisions of the two companies.

Conclusion of final contract regarding the consolidation	May 23, 2023 (scheduled)
Annual general meeting of shareholders (resolution approving the share transfer)	June 23, 2023 (scheduled)
Date of delisting from Tokyo Stock Exchange (TSE)	September 28, 2023 (scheduled)
Effective date of the Share Transfer and listing date of the joint holding company	October 2, 2023 (scheduled)

(Note)	The above is the current schedule and it may be changed by agreement upon discussion between the two companies when necessary due to the progress of the consolidation or necessary due to other grounds.

4.	Notes Regarding Accounting Estimates

(Recoverability of Deferred Tax Assets at Nippon Piston Ring Co., Ltd.)

(1)	Amount recorded in the consolidated financial statements for the current consolidated fiscal year

Deferred tax assets:      ¥95 million

Deferred tax liabilities: ¥1,034 million

Of which, amounts pertaining to Nippon Piston Ring Co., Ltd

Deferred tax assets:      ¥－ million

Deferred tax liabilities: ¥1,163 million

The Company has set off ¥358 million of deferred tax assets against deferred tax liabilities.

(2)	Other information for understanding the details of estimates
①	Calculation method

With respect to the taxable temporary difference after taking into consideration the reversal schedule for taxable temporary difference, we estimate future taxable income and then determine the recoverability of deferred tax assets. The estimate of taxable income is based on the business plan for the following fiscal year approved by the Board of Directors, and its feasibility is reasonably determined.

②	Key assumptions

The key assumptions used to formulate the business plan for the following fiscal year that forms the basis of the taxable income estimate are the projected volume of sales and the projected cost of raw materials, assuming a certain business environment, etc.

③	Impact on consolidated financial statements for the following consolidated fiscal year

If changes in the business environment, etc. cause a significant change in the key assumptions – the projected volume of sales and the projected cost of raw materials – and the estimated amount of taxable income reduces, there is the risk that it will have a material impact on the determination of recoverability of deferred tax assets.

5.	Notes Regarding Consolidated Balance Sheets
(1)	Assets pledged as collateral

Details and value of collateral assets

(Mortgageable factory assets)
Buildings and structures	¥2,895	million
Machinery and equipment	¥5,354	million
Land	¥2,832	million
(Other)
Buildings and structures	¥477	million
Land	¥675	million

Liabilities secured by the above collateral assets

(For mortgageable factory assets)
Short-term loans payable	¥1,851	million
Current portion of long-term loans payable	¥1,672	million
Long-term loans payable	¥2,108	million
(Other)
Short-term loans payable	504	million
Current portion of long-term loans payable	¥123	million
Long-term loans payable	¥158	million

(2) Accumulated depreciation of property, plant, and equipment	¥91,624	million

6.	Notes to Consolidated Statement of Changes in Net Assets
(1)	Class and total number of issued shares

Class of Shares	Number of Shares at Beginning of Current Consolidated Fiscal Year	Increase in the Number of Shares in Current Consolidated Fiscal Year	Decrease in the Number of Shares in Current Consolidated Fiscal Year	Number of Shares at End of Current Consolidated Fiscal Year
Common stock	8,374,157	－	－	8,374,157

(2)	Dividends of surplus
①	Amount of dividends paid

Dividends pursuant to resolution of the 128th Annual General Meeting of Shareholders held on June 28, 2022

・ Total amount of dividends	¥400	Million

・ Dividend per share	¥50

・ Record date	March 31, 2022
・ Effective date	June 29, 2022
(Note)	The total amount of dividends pursuant to the June 28, 2022 resolution of the annual general meeting of shareholders includes dividends of ¥4 million for shares held by the Employee Shareholding Trust (as of the record date of March 31, 2022: 271,200 shares).

Dividends pursuant to resolution of a meeting of the Board of Directors held on November 11, 2022

・ Total amount of dividends	¥160	Million

・ Dividend per share	¥20

・ Record date	September 30, 2022
・ Effective date	December 6, 2022
(Note)	The total amount of dividends pursuant to the November 11, 2022 resolution of the Board of Directors includes dividends of ¥4 million for shares held by the Employee Shareholding Trust (as of the record date of September 30, 2022: 246,700 shares).

②	Dividends with a record date that falls in the current consolidated fiscal year that have an effective date in the subsequent period

The following proposal was made for resolution at the 129th Annual General Meeting of Shareholders to be held on June 23, 2023

・ Total amount of dividends	¥400	Million
・ Source of dividend	Retained earnings

・ Dividend per share	¥50

・ Record date	March 31, 2023
・ Effective date	June 26, 2023
(Note)	The total amount of dividends pursuant to the June 23, 2023 resolution of the annual general meeting of shareholders includes dividends of ¥11 million for shares held by the Employee Shareholding Trust (as of the record date of March 31, 2023: 225,700 shares).

(3)	Number of shares underlying share options issued by the Company on the last day of the current consolidated fiscal year
Common shares	43,700

7.	Notes Regarding Financial Instruments
(1)	Financial instruments

The Group raises necessary funds (mainly from bank loans) based on a capital investment plan in order to carry out its business manufacturing and selling various products, including automobile products.

Customer credit risk pertaining to notes and accounts receivable-trade is managed for each business counterparty in accordance with the Group’s Credit Management Rules and the credit risk for key business counterparties is continuously monitored and risk reduction implemented.

Additionally, although accounts receivable-trade denominated in foreign currencies are exposed to foreign exchange risk, derivatives transactions (foreign exchange forward transactions) are utilized as a hedge in order to mitigate foreign exchange risk and fix the amount recovered for some of these.

Shares, which are investment securities, are exposed to market price fluctuation risks, but the fair value is assessed quarterly.

Loans payable are used for operating funds (mainly short-term) and capital investment funds (mainly long-term, within five (5) years) and are exposed to interest rate fluctuation risks in the case of loans payable with variable interest rates, but for some long-term loans payable, derivatives transactions (interest rate swap transactions) are used for individual agreements in order to mitigate the risks of fluctuations in interest payable and fix the amount of interest payable.

The implementation and management of derivatives transactions are carried out in accordance with the internal rules set forth by our bank of account, and when utilizing derivatives, in order to reduce credit risk, we only carry out transactions with major financial institutions. Please note that our policy is to utilize derivatives to mitigate the above foreign exchange risks and interest rate fluctuation risks, and not as speculative transactions.

(2)	Fair value, etc. of financial instruments

The value recorded in consolidated balance sheets, fair value, and the difference between the two as of March 31, 2023, are as follows

		Value Recorded in Consolidated Balance Sheets (millions of yen)	Fair Value (millions of yen)	Difference (millions of yen)
①	Notes, accounts receivable-trade and contract assets	11,719	11,719	－
②	Investment securities
	Other securities	5,195	5,195	－
	Total assets	16,914	16,914	－
③	Notes and accounts payable-trade	3,725	3,725	－
④	Electronically recorded obligations	4,326	4,326	－
⑤	Short-term loans payable	5,940	5,940	－
⑥	Long-term loans payable (including current portion)	6,659	6,634	(25)
	Total liabilities	20,651	20,626	(25)

(Note 1) “Cash and deposits” have been omitted because it is cash and deposits have a fair value that approximates book value due to being paid in a short time

(Note 2) Shares, etc. without a market price are not included in “② Investment securities.” The value of these financial instruments recorded in the consolidated balance sheets is as follows.

Shares, etc. Without a Market Price

Category	Current Consolidated Fiscal Year (millions of yen)
Unlisted shares	3

(3)	Breakdown, etc. of fair value level of financial instruments

The fair value of financial instruments is divided into three levels depending on the observability and importance of inputs for the calculation of fair value.

Level 1 fair value: Inputs for calculation of an observable fair value where the fair value calculated using the market price of assets or liabilities whose fair value is being calculated is formed in an active market

Level 2 fair value: Inputs for calculation of an observable fair value where the fair value is calculated using inputs for calculation of fair value other than those for level 1

Level 3 fair value: Fair value calculated using inputs for the calculation of fair value that are unobservable

In cases where multiple inputs which have a material effect on the calculation of the fair value are used, among the levels to which the respective inputs belong, the fair value is categorized at the level with the lowest priority in the fair value calculation.

①	Financial instruments recorded at fair value in consolidated balance sheets

Current Consolidated Fiscal Year (March 31, 2023)

Category	Fair Value (millions of yen)
	Level 1	Level 2	Level 3	Total
Investment securities	5,195	－	－	5,195
Total assets	5,195	－	－	5,195

②	Financial instruments other than financial instruments recorded at fair value in consolidated balance sheets

Current Consolidated Fiscal Year (March 31, 2023)

Category	Fair Value (millions of yen)
	Level 1	Level 2	Level 3	Total
Notes, accounts receivable-trade and contract assets	－	11,719	－	11,719
Total assets	－	11,719	－	11,719
Notes and accounts payable-trade	－	3,725	－	3,725
Electronically recorded obligations	－	4,326	－	4,326
Short-term loans payable	－	5,940	－	5,940
Long-term loans payable	－	6,634	－	6,634
Total liabilities	－	20,626	－	20,626

(Note) Explanation of valuation techniques and inputs used to calculate the fair value

Investment securities

Listed shares are valued using the market price. Because listed shares are traded on active markets, their fair value is categorized as a level 1 fair value. On the other hand, other securities held by the Company are not traded on the market and a market price on an active market cannot be determined, so therefore they are noted as shares without a market price.

Notes, accounts receivable-trade and contract assets

The fair value of notes and accounts receivable–trade is calculated using the discounted cash flow method based on interest rates considering the claim amount, the period until maturity, and the credit risk for each claim divided into set periods, and this is categorized as a level 2 fair value.

Notes and accounts payable-trade, electronically recorded claims, and short-term loans payable

The fair value of notes and accounts payable-trade, electronically recorded claims and short-term loans payable is calculated using the discounted cash flow method based on interest rates considering the future cash flow, the period until the payment due date, and the credit risk for each obligation divided into set periods, and this is categorized as a level 2 fair value.

Long-term loans payable

The fair value of long-term loans payable with variable interest rates is their book value because the fair value is regarded as approximating book value since it reflects market interest rates over the short-term and the credit standing of the Company has not changed significantly after drawdown. The fair value of long-term loans payable with fixed interest rates is calculated by discounting the total amount of principal and interest by the interest rate if a similar loan were newly taken out, and these are categorized as a level 2 fair value.

8.	Notes Regarding Revenue Recognition
(1)	Analysis information for revenue generated from contracts with customers

Information regarding the breakdown of revenue by main types of goods or services.

(Unit: million yen)

	Reporting Segment			Other	Total
	Automobile Business	Marine Engine and Other Products Business	Total
Net sales
Japan	16,898	1,361	18,260	3,450	21,711
Asia	15,663	626	16,290	208	16,498
Europe	4,841	253	5,094	2,614	7,709
North America	6,519	－	6,519	143	6,663
Other regions	5,929	－	5,929	12	5,942
Total	49,853	2,241	52,094	6,429	58,524
Net sales to external customers	49,853	2,241	52,094	6,429	58,524

(2)	Information for understanding the amount of revenue for the current period and the following period onwards
a.	Balance, etc. of contract liabilities
Current Consolidated Fiscal Year (millions of yen)
Receivables arising from contracts with customers (balance at beginning of period)	11,122
Receivables arising from contracts with customers (balance at end of period)	11,719
Contract liabilities (balance at beginning of period)	80
Contract liabilities (balance at end of period)	87

Contract liabilities for sales contracts in export transactions mainly for the replacement parts market are with respect to advances received from customers pursuant to the payment terms. Contract liabilities are reversed when revenue is recognized.

Of revenue recognized for the current consolidated fiscal year, ¥80 million was included in the balance of contract liabilities as of the beginning of the period. The main reason for the ¥7 million increase in contract liabilities in the current consolidated fiscal year was an increase in advances received pertaining to export transactions at foreign subsidiaries.

The amount of revenue recognized in the current consolidated fiscal year from performance obligations fulfilled (or partially fulfilled) in past periods is not significant.

b.	Transaction price allotted to outstanding performance obligations

As there are no significant transactions for which the expected contract term of an individual agreement exceeds one year in the Group, practical shortcuts are applied and information on outstanding performance obligations has been omitted. Additionally, there are no significant amounts in consideration generated from contracts with customers that has not been included in transaction prices.

9.	Notes Regarding Per Share Information
(1) Net assets per share	¥4,632.77
(2) Basic earnings per share	¥232.90

The Company introduced the “Trust-Type Employee Shareholding Incentive Plan (Employee Shareholding Trust)” in November 2020.

When calculating the “Net assets per share,” the Company’s shares held by the employee shareholding trust account are included in the treasury shares deducted from the total number of issued shares at the end of the period (225,700 shares in the current consolidated fiscal year), and when calculating the “Basic earnings per share,” are included in the treasury shares deducted when calculating the average number of shares during the period (247,246 shares in the current consolidated fiscal year).

Notes to Non-Consolidated Financial Statements

1.	Notes Regarding Significant Accounting Policies
(1)	Valuation standards and valuation methods for assets
	①	Securities
		a. Shares of subsidiaries	Cost method using the moving average method.
b. Other securities
		・ Securities other than shares, etc. without a market price	Fair value method (valuation differences are all included directly in net assets, and the cost of securities sold is calculated using the moving average method).
		・ Shares, etc. without a market price	Cost method using the moving average method.
	②	Derivatives	Fair value method.
	③	Inventory	Cost method using the moving average method (by means of write-down of book value due to reduction in profitability).
(2)	Fixed asset depreciation method
①	Property, plant, and equipment
a. Property, plant, and equipment other than lease assets

The straight-line method for machinery and equipment, with declining balance method used for everything else.

However, the straight-line method is used for buildings acquired on or after April 1, 1998 (excluding facilities and equipment ancillary to the building) and facilities and equipment ancillary to buildings and structures acquired on or after April 1, 2016.

b. Lease assets

Lease assets under finance lease transactions with transfer of ownership

The same depreciation method as is applied to fixed assets owned by the Company.

Lease assets under finance transactions without transfer of ownership

The lease term is used as the useful life, and the straight-line method is used with the residual value set as zero.

②	Intangible fixed assets
a. Intangible fixed assets other than lease assets
	・Software used internally	The straight-line method based on the internal usable period (five (5) years).
	・Other intangible fixed assets	Straight-line method.
	b. Lease assets	Lease assets under finance transactions without transfer of ownership The lease term is used as the useful life, and the straight-line method is used with the residual value set as zero.
(3)	Standards for recording allowances
①	Allowance for doubtful accounts	The historical bad debt rate is used to provide for loss due to bad debt for general accounts receivable, and for certain debts, such as doubtful accounts receivable, the recoverability is examined individually and the estimated unrecoverable amount is recorded.
②	Allowance for retirement benefits

To provide for employee retirement benefits, the amount arising at the end of the current fiscal year is recorded based on the estimated retirement benefit obligations and pension assets at the end of the current fiscal year.

Actuarial differences are accounted for as expenses from the following fiscal year after they respectively arise, using the straight-line method based on the average remaining service period of employees when it arises.

(4)	Standards for recording revenue and expenses
①	Details of main performance obligations in the company’s main business	The Company’s main business is the manufacture and sale of automobile products, marine engine products, and other products. In its automobile product business, the Company manufactures automobile engine parts including piston rings and valve seat inserts at manufacturing bases in Japan and oversea, and sells them to automobile manufacturers, etc. For the replacement parts market, the Company also sells to business operators, etc. handling automobile parts. In the marine engine products and other products business, the Company sells piston rings for ships and products applying a metal injection molding (METAMETAL) process, etc. to ship manufacturers and industrial equipment manufacturers, etc. respectively. In the other products business, the Company sells automobile-bearing parts and RV products, etc. to automobile manufacturers and retailers, etc.

②	Time that the company normally satisfies such performance obligations (the time when revenue is normally recognized)

Revenue generated from contracts with customers is recognized at the time that control of the product transfers to the customer. In domestic sales, revenue is normally recognized at the time of shipping because the time from shipping until control of the product transfers to the customer is a normal period of time (shipping basis applied). With respect to domestic sales where a shipping basis is not applied, revenue is recognized when the product is delivered to the customer. With respect to export transactions, revenue is recognized at the time of delivery to the customer set forth in the International Commercial Terms.

Transaction consideration is received within 1 year of satisfaction of the performance obligations and does not include significant finance components.

(5)	Significant hedge accounting methods
①	Hedge accounting methods

Deferred hedge accounting is used.

Interest rate swaps that satisfy the requirements for special treatment are by special treatment, and forward exchange contracts that satisfy the requirements for allocation treatment are by allocation treatment.

②	Hedging instruments and hedged items	Hedging instruments: forward exchange contract transactions, interest rate swap transactions Hedged items: foreign currency-denominated receivables and payables, loans payable
③	Method for evaluating the effectiveness of hedging policies and hedges

In order to hedge against risks from market rate fluctuations, risk management pursuant to internal rules is implemented for receivables or payables based on actual demand and the effectiveness is evaluated.

2.	Notes Regarding Changes to Accounting Policies

(Change to Accounting Policies in Conjunction with Revisions to Accounting Standards, etc.)

(1)	Application of accounting standards, etc. regarding the calculation of fair value

This has the same content as the notes stated in the Notes to Consolidated Financial Statements so has been omitted here.

(2)	Application of “Accounting standards, etc. regarding revenue recognition” and “Application policies for accounting standards regarding revenue recognition”

This has the same content as the notes stated in the Notes to Consolidated Financial Statements so has been omitted here.

3.	Notes Regarding Changes to Presentation Methods

(Profit and Loss Statement)

As “Commitment fees” recorded as a category in the previous fiscal year has reduced in importance, it is included in “Other” under “Non-operating revenue.”

4.	Additional Information

(Notes Regarding Transactions Delivering the Company’s Shares to Employees, etc. through a Trust)

Notes regarding the Employee Shareholding Trust have been omitted here because they have the same content as stated in “1. Notes, etc. Regarding Significant Matters Forming the Basis for Preparation of Consolidated Financial Statements (3. Additional Information)” in the Notes to Consolidated Financial Statements.

(Change to Consolidation Schedule)

Notes regarding changes to the schedule for the consolidation of the Company and Riken Corporation have been omitted here because they consists of the same content as stated in “1. Notes, etc. Regarding Significant Matters Forming the Basis for Preparation of Consolidated Financial Statements (3. Additional Information)” in the Notes to Consolidated Financial Statements.

5.	Notes Regarding Accounting Estimates

(Recoverability of Deferred Tax Assets)

(1)	Amount recorded in the non-consolidated financial statements for the current fiscal year

Deferred tax liabilities (net amount): ¥1,163 million

Deferred tax assets before set-off against deferred tax liabilities: ¥358 million

(2)	Other information for understanding the details of estimates

This has the same content as the notes stated in the Notes to Consolidated Financial Statements so has been omitted here.

6.	Notes Regarding Non-Consolidated Balance Sheets
(1)	Assets pledged as collateral
(Mortgageable factory assets)
Buildings	¥2,784	million
Structures	¥78	million
Machinery and equipment	¥5,353	million
Land	¥2,832	million
(Other)
Buildings	¥463	million
Structures	¥13	million
Land	¥675	million

Liabilities secured by the above collateral assets

(For mortgageable factory assets)
Short-term loans payable	¥1,851	million
Current portion of long-term loans payable	¥1,672	million
Long-term loans payable	¥2,108	million
(Other)
Short-term loans payable	¥504	million
Current portion of long-term loans payable	¥123	million
Long-term loans payable	¥158	million

(2) Accumulated depreciation of property, plant, and equipment	¥44,072	million

(3)	Monetary claims and liabilities (excluding those presented by category) against related companies are as follows
①	Short-term monetary claims	¥3,283	million
②	Short-term monetary liabilities	¥5,908	million

7.	Notes Regarding Profit and Loss Statement

Volume of trade with related companies

①	Net sales	¥8,791	million
②	Purchases	¥20,943	million
③	Volume of trade arising from transactions that are not business transactions
	Non-operating revenue	¥1,408	million

8.	Notes Regarding Non-Consolidated Statement of Changes in Net Assets

Class and number of treasury shares

Class of Shares	Number of Shares at the Beginning of the Current Fiscal Year	Increase in the Number of Shares in the Current Fiscal Year	Decrease in the Number of Shares in the Current Fiscal Year	Number of Shares at the End of the Current Fiscal Year
Common stock	645,290	118	61,680	583,728

9.	Notes Regarding Tax Effect Accounting

Breakdown of deferred tax assets and deferred tax liabilities by main causes

The main causes giving rise to deferred tax assets are the allowance for retirement benefits and unpaid bonuses.

The main causes giving rise to deferred tax liabilities are prepaid pension expenses and other securities valuation differences

10.	Notes Regarding Transactions with Affiliated Parties

Subsidiaries, etc.

(Unit: million yen)

Type	Company, etc. Name	Ratio of Voting Rights, etc.	Details of Relationship		Details of Transactions	Transaction Value	Item	Balance at End of Period
			Number of Interlocking, Officers, etc.	Business Relationship
Subsidiary	NPR Fukushima Works Co., Ltd.	Direct 100％	Three (3) interlocking officers	Manufacture of the Company’s products	Purchase, etc. products	8,499	Accounts payable-trade	3,235
					Lending of funds (Note 2)	1,363	Short-term loans to related companies	1,363
					Collection of funds	1,189	―	―
					Receipt of interest	5	―	―
Subsidiary	NPR Iwate Co., Ltd.	Direct 100％	Three (3) interlocking officers	Manufacture of the Company’s products	Delegation of product manufacture	8,602	Accounts payable-trade	2,232
Subsidiary	NPR of Europe GmbH	Direct 70％	One (1) interlocking officer	Sale of the Company’s products	Sale of products	3,648	Accounts receivable-trade	1,439
					Lending of funds (Note 2)	624	Short-term loans to related companies	204
					Collection of funds	420	―	―
					Receipt of interest	4	―	―
Subsidiary	NPR of America, Inc.	Direct 100％	Two (2) interlocking officers	Manufacture and sale of the Company’s products	Sale of products	2,145	Accounts receivable-trade	966
					Lending of funds (Note 2)	971	Short-term loans to related companies	801
					Collection of funds	1,271	―	―
					Receipt of interest	9	―	―
Subsidiary	SIAM NPR Co., Ltd.	Direct 100%	One (1) interlocking officer	Manufacture and sale of the Company’s products	Receipt of dividends	581	―	―
Subsidiary	PT. NT Piston Ring Indonesia	Direct 100%	One (1) interlocking officer	Manufacture and sale of the Company’s products	Receipt of dividends	675	―	―

(Notes) Transaction terms and policy for determining transaction terms

1.	Transaction terms on price take into account the market price and are determined through price negotiations.

2.	For the lending of funds, interest is reasonably determined taking into account the market rate for loan interest rates.
3.	Transaction amounts do not include consumption tax, etc. With the exception of related company loans receivable, the balance at the end of the period includes consumption tax, etc.

11.	Notes Regarding Revenue Recognition

Information that is the basis for understanding revenue is the same as stated in the notes in the Notes to Consolidated Financial Statements of Riken Corporation and has therefore been omitted here.

12.	Notes Regarding Per Share Information
(1) Net assets per share	¥4,135.01
(2) Basic earnings per share	¥217.65

The Company introduced the “Trust-Type Employee Shareholding Incentive Plan (Employee Shareholding Trust)” in November 2020.

When calculating the “Net assets per share,” the Company’s shares held by the employee shareholding trust account are included in the treasury shares deducted from the total number of issued shares at the end of the period (225,700 shares in the current fiscal year), and when calculating the “Basic earnings per share,” are included in the treasury shares deducted when calculating the average number of shares during the period (247,246 shares in the current fiscal year).